Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

WALGREEN CO.,

PUTTER ACQUISITION SUB, INC.

AND

I-TRAX, INC.

Dated as of March 14, 2008

TABLE OF CONTENTS

i

TABLE OF DEFINED TERMS

Terms	Section

2007 Annual Report	3.7
Acceptance Time	1.1(i)(i)
Acquisition Proposal	6.1(h)
Acquisition Sub	Preamble
Action	3.13
Adverse Recommendation Change	6.1(d)
Affiliated PCs	3.20(a)
Affiliate Transaction	3.12(d)
Agreement	Preamble
Alternative Acquisition Agreement	6.1(d)
Arrangements	3.15(j)
Balance Sheet	3.7
BISHCA	3.18(b)(iv)
Bonus Agreements	6.7(b)
Business Day	1.3
Buyer	Preamble
Buyer Designees	1.1(i)(i)
Buyer Employee Plan	6.7(a)
Buyer Expenses	8.3(d)
Buyer Material Adverse Effect	4.1
Cancelled Shares	2.1(b)
Certificate	2.2(b)
Certificate of Merger	1.4
CLIA	3.16
Closing	1.3
Closing Date	1.3
Code	3.9(c)
Common Merger Consideration	2.1(c)
Common Offer	RECITALS
Common Offer Price	RECITALS
Company	Preamble
Company Board	RECITALS
Company Capital Stock	2.1(c)
Company Common Stock	RECITALS
Company Disclosure Letter	Article III
Company Employee Plans	3.15(a)
Company Expenses	8.3(e)
Company Intellectual Property	3.11(d)
Company Leases	3.10(b)
Company Material Adverse Effect	3.1(c)
Company Material Contract	3.12(b)
Company Payment Programs	3.21(c)
Company Permits	3.16

Terms	Section

Company SEC Reports	3.6(a)
Company Stock Option	2.3(b)
Company Stock Plan	2.3(c)
Company Voting Proposal	1.8(a)
Company Warrants	2.3(a)
Confidentiality Agreement	5.2
Continuing Director	1.1(i)(ii)
Continuing Employees	6.7
Covered Securityholders	3.15(j)
DGCL	RECITALS
Dividend Amount	2.1(c)
Dissenting Shares	2.4(a)
Effective Time	1.4
Employee Benefit Plan	3.15(a)
Employment Agreement	3.15(a)
Environmental and Safety Requirement	3.14(i)
ERISA	3.15(a)
ERISA Affiliate	3.15(a)
Exchange Act	1.1(a)
Exchange Fund	2.2(a)
Expiration Date	1.1(b)
GAAP	3.1(c)
Governmental Authority	3.4
Governmental Programs	3.21(a)
Green Hills Insurance Company, A Risk Retention Group	3.18(b)(ii)
HSR Act	3.4
Indemnified Parties	6.5(a)
Intellectual Property	3.11(a)
Interim Period	5.1
Joint Venture	3.1(c)
Knowledge	9.12
Law	1.1(c)
Leased Real Property	3.10(b)
Letter of Transmittal	1.1(f)
Liens	3.5
Material Employment Agreement	3.15(a)
LRRA	3.18(b)(iii)
Maximum Premium	6.5(b)
Merger	RECITALS
Merger Consideration	2.1(c)
Minimum Condition	ANNEX A
Non U.S. Company Employee Plan	3.15(k)
Notice Period	6.1(e)
Offers	RECITALS
Offer Documents	1.1(f)

v

Terms	Section

Offer Prices	RECITALS
Offer to Purchase	1.1(f)
Outside Date	8.1(b)(i)
Paying Agent	2.2(a)
Permitted Liens	3.11(c)
Person	2.2(b)
Preferred Merger Consideration	2.1(c)
Preferred Offer	RECITALS
Preferred Offer Price	RECITALS
Preferred Stock	3.2(a)
Private Programs	3.21(c)
Proxy Statement	1.9
Qualified Shareholder	3.20(b)
Recommendation	1.1(h)(i)
Reporting Tail Endorsement	6.5(b)
Representatives	6.1(a)
Requisite Stockholder Vote	3.3(a)
Restraints	7.1(b)
Retention Plan	6.7(b)
Reverse Termination Fee	8.3(c)
Rule 14f-1	1.1(i)(ii)
Sarbanes-Oxley Act	3.6(a)
Schedule 14D-9	1.1(h)(ii)
Schedule TO	1.1(f)
SEC	1.1(b)
Section 14(f)	1.1(i)(ii)
Shares	RECITALS
Stockholders’ Meeting	1.8(a)
Subsidiary	3.20(a)
Superior Proposal	6.1(i)
Surviving Corporation	1.2
Surviving Corporation Stock	2.1(a)
Takeover Laws	1.1(h)(i)(E)
Tax Return	3.9(g)
Taxes	3.9(f)
Taxing Authority	3.9(h)
Termination Fee	8.3(b)
Third-Party Intellectual Property	3.11(d)
Top-Up Option	1.1(g)(i)
Trigger Event	8.3(b)
Voting Debt	3.2(a)
Additional Transaction	6.10

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of March 14, 2008, among Walgreen Co., an Illinois corporation (the “Buyer”), Putter Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (“Acquisition Sub”), and I-trax, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of the Buyer, the Acquisition Sub and the Company have approved the acquisition of the Company on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, in furtherance of such acquisition, the Acquisition Sub will (i) make a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Common Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share of the Company (the “Company Common Stock”), at a price of $5.40 per share, net to the sellers in cash, without interest thereon (such amount, or any different amount per share that may be paid pursuant to the Offer in accordance with the terms hereof, being hereinafter referred to as the “Common Offer Price”) and (ii) make a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Preferred Offer” and, together with the Common Offer, the “Offers”) to purchase all of the issued and outstanding shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share of the Company (the “Preferred Stock” and, together with the Company Common Stock, the “Shares”), at a price per share equal to $54.00 plus the Dividend Amount, net to the sellers in cash, without interest thereon (such amount, or any different amount per share of Preferred Stock that may be paid pursuant to the Preferred Offer in accordance with the terms hereof, being hereinafter referred to as the “Preferred Offer Price” and, together with the Common Offer Price, the “Offer Prices”), on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, to effectuate the acquisition of the Company, following consummation of the Offers, on the terms and subject to the conditions set forth in this Agreement, the Acquisition Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger (the “Merger”).

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Offers, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interest of, the Company and its stockholders; (ii) approved this Agreement and the transactions contemplated hereby, including the Offers and the Merger, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); (iii) declared the advisability of this Agreement; and (iv) resolved to recommend that the holders of the Shares tender their Shares in the Offers and adopt this Agreement.

WHEREAS, Buyer, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offers and the Merger and to prescribe certain conditions to the Offers and the Merger.

NOW THEREFORE, in consideration of the premises, and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Buyer, the Acquisition Sub and the Company agree as follows:

ARTICLE I

THE OFFERS AND THE MERGER

Section 1.1 The Offers.

(a) Commencement of the Offers.  On the terms and subject to the conditions set forth in this Agreement, as promptly as practicable, but in any event within ten (10) Business Days after the date of this Agreement, the Buyer shall cause the Acquisition Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (and including the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offers to purchase any and all outstanding Shares at a price per Share equal to the applicable Offer Price (as adjusted as provided in Section 1.1(e) hereof, if applicable).

(b) Expiration and Extension of the Offers; Subsequent Offering Period.  The initial expiration date of the Offers shall be the twentieth (20th) Business Day after commencement of the Offers (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act) (such date, or such subsequent date to which the expiration of the Offers is extended pursuant to and in accordance with the terms of this Agreement, the “Expiration Date”).  Without the prior written consent of the Company, the Buyer and the Acquisition Sub shall not extend or otherwise change the Expiration Date except (i) as required by applicable Law (including for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or the staff thereof), (ii) that if, prior to the scheduled Expiration Date (as it may be extended), any condition to the Offers has not been satisfied or waived, the Buyer and the Acquisition Sub may, in their sole discretion, extend the Expiration Date for one or more periods not in excess of twenty (20) Business Days each (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act)) but in no event beyond the Outside Date, (iii) in connection with an increase in the consideration to be paid pursuant to the Offers so as to comply with applicable rules and regulations of the SEC, or (iv) that the Buyer and the Acquisition Sub may, in their sole discretion, extend the Expiration Date for one or more periods of ten (10) Business Days each if there shall not have been tendered a number of shares that constitutes at least 90% of the outstanding shares of Company Common Stock or Preferred Stock, but in no event beyond the Outside Date.  Notwithstanding the foregoing, the Buyer and the Acquisition Sub may elect to, without the consent of the Company, and shall, if requested by the Company, provide a subsequent offering period for the Offers in accordance with Rule 14d-11 of the Exchange Act following their acceptance for payment of Shares in the Offers.

(c) Payment for Shares.  Subject to the terms and conditions set forth in this Agreement and the Offers, the Acquisition Sub shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offers as promptly as practicable after the applicable Expiration Date and in any event in compliance with applicable statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, writs, decrees, licenses, governmental guidelines or interpretations having the force of law, permits, rules and bylaws, in each case, of a Governmental Authority (“Law”).  The Offer Price payable in respect of each Share validly tendered and not withdrawn pursuant to the Offers or during any subsequent offering period contemplated by Section 1.1(b) hereof shall be paid net to the holder thereof in cash, subject to reduction only for any applicable federal back-up withholding or other Taxes payable by such holder.  To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d) Terms and Conditions of the Offers.  The obligation of Acquisition Sub to accept for payment and to pay for any Shares tendered (and the obligation of the Buyer to cause Acquisition Sub to accept for payment and to pay for any Shares tendered) in the Offers and not withdrawn shall be subject only to the conditions set forth in Annex A hereto.  The conditions to the Offers set forth in Annex A hereto are for the sole benefit of the Buyer and Acquisition Sub and may be waived by the Buyer and Acquisition Sub, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Condition, which may be waived by the Buyer and Acquisition Sub only with the prior written consent of the Company.  The Buyer and Acquisition Sub expressly reserve the right to increase an Offer Price or to waive or make any other changes in the terms and conditions of the Offers; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing, neither Buyer nor Acquisition Sub may make any change to the terms or conditions of the Offers that (A) decreases an Offer Price, (B) changes the form of consideration to be paid in the Offers, (C) reduces the number of Shares sought to be purchased in the Offers, or (D) imposes conditions to the Offers in addition to those set forth in Annex A hereto.

(e) Adjustments to Offer Prices.  Each Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock or Preferred Stock occurring on or after the date hereof and prior to Acquisition Sub’s acceptance for payment of, and payment for, Shares pursuant to the Offers.

(f) Schedule TO and Offer Documents.  On the date of commencement of the Offer, the Buyer and the Acquisition Sub shall file with the SEC a tender offer statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offers.  The Schedule TO shall contain an offer to purchase (the “Offer to Purchase”), a form of the related letters of transmittal (the “Letter of Transmittal”), and ancillary documents and instruments pursuant to which the Offers will be made (collectively, together with any supplements or amendments thereto, the “Offer Documents”).  The Buyer and the Acquisition Sub agree that the Offer Documents shall comply in all material respects with the requirements of applicable U.S. Federal securities laws and, on the date first filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant, agreement, representation or warranty is made by the Buyer or the Acquisition Sub with respect to information supplied by the Company or any of its stockholders for inclusion or incorporation by reference in the Offer Documents.  The Company hereby agrees that the information provided by or on behalf of the Company in writing specifically for inclusion or incorporation by reference in the Schedule TO or the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Buyer and the Acquisition Sub shall cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by applicable U.S. federal securities laws.  Each of the Buyer, the Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and the Buyer and the Acquisition Sub shall take all steps necessary to amend or supplement the Schedule TO and, as applicable, the Offer Documents and to cause the Schedule TO as so amended and supplemented to be filed with the SEC and the Offer Documents as so amended and supplemented to be disseminated to holders of Shares, in each case as and to the extent required by applicable U.S. federal securities laws.  The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to the filing thereof with the SEC or dissemination to the stockholders of the Company, and the Buyer and the Acquisition Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel.  The Buyer and the Acquisition Sub shall (i) provide the Company and its counsel with a copy of any written comments or telephonic notification of any oral comments the Buyer, the Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the Offer promptly after the receipt thereof, (ii) consult in good faith with the Company and its counsel prior to responding to any such comments, and (iii) provide the Company and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Buyer or the Acquisition Sub or their counsel.

(g) Top-Up Option.

(i) Subject to Section 1.1(g)(ii) and Section 1.1(g)(iii) hereof, the Company grants to the Buyer and the Acquisition Sub an assignable and irrevocable option (the “Top-Up Option”) to purchase from the Company the number of newly-issued shares of Company Common Stock equal to the lesser of (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by the Buyer or the Acquisition Sub at the time of exercise of the Top-Up Option, constitutes more than 90% of the number of shares of Company Common Stock that would be outstanding immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option (determined on a “fully diluted basis” (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms or conditions thereof)) and (ii) the aggregate number of shares of Company Common Stock that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option.

(ii) The Top-Up Option may be exercised by the Buyer or the Acquisition Sub, in whole or in part, at any time following the Acceptance Time, so long as the total number of shares of Company Common Stock beneficially owned by the Acquisition Sub and the Buyer constitutes at least 80% of the number of shares of Common Stock outstanding.  The aggregate purchase price payable for the shares of Common Stock being purchased by the Buyer or the Acquisition Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Common Offer Price.  Such purchase price may be paid by the Buyer or the Acquisition Sub, at its election, either entirely in cash or by paying in cash an amount equal to not less than the aggregate par value of such shares and by executing and delivering to the Company a promissory note on terms reasonably satisfactory to the Company.

(iii) In the event the Buyer or the Acquisition Sub wishes to exercise the Top-Up Option, the Buyer or the Acquisition Sub shall deliver to the Company a notice setting forth (i) the number of shares of Company Common Stock that the Buyer or the Acquisition Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which the Buyer or the Acquisition Sub intends to pay the applicable exercise price and (iii) the place and time at which the closing of the purchase of such shares of Company Common Stock by the Buyer or the Acquisition Sub is to take place.  At the closing of the purchase of such shares of Common Stock, the Buyer or the Acquisition Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, which consideration shall be paid (i) in cash, by wire transfer or cashier’s check or (ii) by issuance by the Buyer or the Acquisition Sub, as applicable, to the Company of a promissory note on terms reasonably satisfactory to the Company, and the Company shall cause to be issued to the Buyer or the Acquisition Sub (as the case may be) a certificate representing such shares.  The obligation of the Company to issue such shares will be subject to compliance with all applicable regulatory requirements.

(h) Company Actions.

(i) Approval and Consent.  The Company Board, at a meeting duly called and held, has adopted resolutions:  (A) determining that the terms of the Offers, the Merger and the other transactions contemplated by this Agreement are fair and in the best interests of the Company and its stockholders, and declaring it advisable to enter into this Agreement; (B) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offers and the Merger; (C) recommending that the stockholders of the Company accept the Offers, tender their Shares pursuant to the Offers and, if required by the DGCL, vote their Shares in favor of the adoption of this Agreement in accordance with the applicable provisions of the DGCL (the “Recommendation”); (D) rendering the limitations on business combinations contained in Section 203 of the DGCL inapplicable to the Offers, this Agreement and the transactions contemplated hereby; and (E) electing that the Offers and the Merger, to the extent of the Company Board’s power and authority and to the extent permitted by Law, not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price,” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement or any of the transactions contemplated hereby.  The Company hereby consents to the inclusion of the foregoing determinations and approvals, including the Recommendation, in the Offer Documents.

(ii) Schedule 14D-9.  As soon as practicable on the date that the Schedule TO is filed with the SEC, and subject to the remainder of this clause (ii), the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto and including all exhibits thereto, the “Schedule 14D-9”) and disseminate the Schedule 14D-9, to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable Laws, to the stockholders of the Company.  Except as permitted by Section 6.1, the Offer Documents and the Schedule 14D-9 shall contain the Recommendation, and the Company hereby consents to the inclusion of the Recommendation in the Offer Documents.  The Company agrees that the Schedule 14D-9 shall comply in all material respects with the requirements of applicable U.S. federal securities laws and on the date first filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant, agreement, representation or warranty is made by the Company with respect to information supplied by the Buyer or the Acquisition Sub for inclusion or incorporation by reference in the Schedule 14D-9.  Each of the Buyer and Acquisition Sub hereby agrees that the information provided by or on behalf of the Buyer and Acquisition Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the Company, the Buyer and the Acquisition Sub each shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable U.S. federal securities laws.  The Buyer and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC or dissemination to stockholders of the Company and the Company shall give reasonable and good faith consideration to any comments made by the Buyer and the Acquisition Sub and their counsel.  The Company shall provide the Buyer and its counsel with a copy of any written comments or telephonic notification of any oral comments the Company or its counsel may receive from the SEC or its staff with respect to the Offers promptly after the receipt thereof, and shall consult in good faith with the Buyer and its counsel prior to responding to any such comments, and shall provide the Buyer and its counsel with a copy of any written responses thereto and telephonic notification of any oral responses thereto of the Company or its counsel.

(iii) Provision of Information.  The Company shall supply to the Buyer and the Acquisition Sub, in writing, for inclusion in the Offer Documents, all information concerning the Company, and the Buyer and the Acquisition Sub shall supply to the Company, in writing, for inclusion in the Schedule 14D-9, all information concerning the Buyer and the Acquisition Sub, in each case, required under applicable U.S. federal securities laws to be included in the Offer Documents or the Schedule 14D-9 or that may reasonably be requested by the Buyer and the Acquisition Sub or the Company, as applicable, in connection with the preparation of the Offer Documents or the Schedule 14D-9, as applicable.

(iv) Stockholder Lists.  In connection with the Offer and the Merger, the Company shall as soon as reasonably practicable furnish the Acquisition Sub or its designated agent with mailing labels, security position listings, any available non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Shares as of the most recent practicable date, and shall furnish to the Acquisition Sub such information and assistance (including updated lists and information) as the Acquisition Sub may reasonably request for the purpose of communicating the Offers to the Company’s stockholders.  Subject to the requirements of applicable Laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offers, the Merger and the other transactions contemplated by this Agreement, the Buyer and the Acquisition Sub shall, until consummation of the Offers, hold in confidence the information contained in any of such labels and lists, and shall use such information only in connection with the communication of the Offers to the Company’s stockholders and the dissemination to the Company’s stockholders of any proxy or information statement relating to the Merger and the other transactions contemplated by this Agreement.  If this Agreement shall be terminated in accordance with Article VIII, the Buyer and the Acquisition Sub shall, upon request, deliver to the Company all copies of such information then in their possession or under their control.

(i) Directors.

(i) Election of Buyer Designees.  From and after the time the Acquisition Sub accepts Shares tendered pursuant to the Offers (the “Acceptance Time”), the Buyer shall be entitled to designate such number of members of the Company Board (the “Buyer Designees”), rounded up to the nearest whole number, as will give the Buyer representation on the Company Board equal to the product of the total number of members of the Company Board (after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the voting power of the Shares beneficially owned by the Buyer and the Acquisition Sub at such time (including Shares so accepted for payment) bears to the total voting power of the Shares then outstanding; provided, that in no event shall Buyer have the right to designate any member of the Company Board unless and until Acquisition Sub has accepted for payment Shares tendered pursuant to the Offers representing a majority of the total outstanding voting power of the Company on a fully diluted basis (and therefore, at such time as the Buyer has the right to designate any Buyer Designees, the Buyer shall have the right to designate no less than a majority of the members of the Company Board).  Subject to applicable Law, the Company shall take all actions necessary, including by increasing the size of the Company Board or securing the resignations of such number of the Company’s incumbent directors, or both, to enable the Buyer Designees to be so elected or appointed to the Company Board and to cause the Buyer Designees to be so elected or appointed.  From time to time after the Acceptance Time, the Company also shall take all actions necessary to cause the Buyer Designees to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board (i) on each committee of the Company Board and (ii) each board of directors of each of the Company’s subsidiaries, each to the fullest extent permitted by all applicable Laws.

(ii) Continuing Directors.  The Buyer and the Acquisition Sub shall use their commercially reasonable efforts to ensure that the Company Board shall, at all times prior to the Effective Time, have at least two Continuing Directors (as defined below).  Subject to applicable Law, the Company shall promptly take all action pursuant to Section 14(f) of the Exchange Act (“Section 14(f)”) and Rule 14f-1 promulgated thereunder (“Rule 14f-1”) in order to fulfill its obligations under Section 1.1(i)(i) and (ii), and shall include as an appendix to the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under Section 1.1(i)(i) and (ii).  Buyer shall provide to the Company in writing any information with respect to itself and its nominees, directors, officers and Affiliates, required by Section 14(f) and Rule 14f-1.  The provisions of this Section 1.1(i)(ii) are in addition to, and shall not limit, any right that Acquisition Sub, Buyer or any of their respective Affiliates may have with respect to the election of directors or otherwise under applicable Laws as a holder or beneficial owner of shares of the Common Stock. If at any time prior to the Effective Time there shall be in office only one Continuing Director for any reason, the Company Board shall be entitled to appoint a person who is not an officer or employee of the Company or any of its Subsidiaries designated by the remaining Continuing Director to fill such vacancy (and such person shall be deemed to be a Continuing Director for all purposes of this Agreement), and if at any time prior to the Effective Time no Continuing Directors then remain, the other directors of the Company then in office shall use their commercially reasonable efforts to designate two persons to fill such vacancies who are not officers or employees or affiliates of the Company, its Subsidiaries, Buyer or Acquisition Sub or any of their respective affiliates (and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement).  “Continuing Director” shall mean (1) any member of the Company Board, while such person is a member of the Company Board, who is not an Affiliate, representative or designee of the Buyer or the Acquisition Sub and who was a member of the Company Board prior to the date of the Agreement, and (2) any successor of a Continuing Director while such successor is a member of the Company Board, who is not an Affiliate, representative or designee of the Buyer or the Acquisition Sub and was recommended or elected to succeed such Continuing Director by a majority of Continuing Directors.

(iii) Required Approvals of Continuing Directors.  Notwithstanding anything to the contrary set forth in this Agreement, in the event that (x) Buyer Designees are elected or appointed to the Board of Directors pursuant to Section 1.1(i)(i) and (y) for the period commencing when Buyer Designees are so elected or appointed and ending upon the Effective Time, there shall be any Continuing Directors, then the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to (i) amend or terminate this Agreement, or agree or consent to any amendment or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Buyer or Acquisition Sub under this Agreement, (iii) waive any of the Company’s rights under this Agreement, (iv) amend, rescind, repeal or waive the certificate of incorporation or bylaws of the Company, or (v) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Offers and the Merger.

Section 1.2 The Merger.  On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Acquisition Sub shall be merged with and into the Company, the separate corporate existence of the Acquisition Sub shall cease and the Company will continue its corporate existence under Delaware law as a wholly owned subsidiary of the Buyer (the “Surviving Corporation”).

Section 1.3 Closing.  Unless otherwise mutually agreed in writing by the Company and Merger Sub, the closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis, LLP, 200 East Randolph Place, Chicago, Illinois 60601, at 10:00 a.m. on the third Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing).  The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”  “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by Law to remain closed.  At the Closing, each party shall deliver the agreements, certificates, opinions and instruments required by the terms of this Agreement to be delivered by it, and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL to effect the Merger.

Section 1.4 Effective Time.  On the terms and subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger in a form jointly prepared by the Buyer and the Company prior to the Closing (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL (or to the extent provided in Section 1.10, Section 253 of the DGCL).  The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of Delaware or at such later date or time as may be agreed by the Buyer and the Company and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.5 Certificate of Incorporation and By-Laws.  At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit A, until further amended in accordance with the DGCL.  In addition, subject to Section 6.4(c), the Buyer shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of the Acquisition Sub as in effect immediately prior to the Effective Time, except that all references to the name of the Acquisition Sub therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the DGCL.

Section 1.6 Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Acquisition Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.7 Directors of the Surviving Corporation.  The directors of the Acquisition Sub and the officers of the Acquisition Sub in each case as of immediately prior to the Effective

Time shall be the initial directors and officers, respectively, of the Surviving Corporation, each to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.8 Stockholders’ Meeting.

(a) If required by applicable Law in order to consummate the Merger, the Company shall, as promptly as practicable and consistent with applicable Law, establish a record date (which shall be as promptly as reasonably practicable following the Acceptance Time) for, duly call, give notice of (which notice shall state that the adoption of this Agreement and the approval of the transactions contemplated by this Agreement (the “Company Voting Proposal”) shall be considered at such meeting), convene and hold a special meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of considering and voting upon the Company Voting Proposal.  Subject to Section 6.1, the Company Board shall make the Recommendation and include the Recommendation in the Proxy Statement.  Subject to Section 6.1, the Company shall take all reasonable and lawful action to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of such holders required by the DGCL.

(b) The Buyer shall vote, or cause to be voted, all Shares purchased by the Buyer or the Acquisition Sub pursuant to the Offers and all other Shares owned by the Buyer or the Acquisition Sub in favor of the Company Voting Proposal.

Section 1.9 Preparation of Proxy Statement.  If required by applicable Law in order to consummate the Merger, the Company shall, as soon as practicable following the Acceptance Time, prepare and file with the SEC (after providing the Buyer with a reasonable opportunity to review and comment thereon) a proxy statement relating to the Stockholders’ Meeting (the “Proxy Statement”).  The Company shall respond to any comments of the SEC or its staff (after providing the Buyer with a reasonable opportunity to review and comment thereon) and shall cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the resolution of any such comments.  The Company shall promptly notify the Buyer of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement, the Agreement or the transactions contemplated by the Agreement.  The Company will cause the Proxy Statement to comply in all material respects with applicable Law, including the applicable provisions of the Exchange Act and the rules and regulations thereunder.  If at any time prior to the Effective Time there shall occur any event, or there shall be discovered any information, that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be filed promptly by the Company with the SEC (after providing the Buyer with a reasonable opportunity to review and comment thereon) and disseminated by the Company to the stockholders of the Company.  The Company and its counsel shall permit the Buyer, the Acquisition Sub and their counsel to participate in all communications with the SEC and its staff, including all meetings and telephone conferences, relating to the Proxy Statement, this Agreement or the transactions contemplated by the Agreement.

Section 1.10 Merger Without Stockholder Meeting.  Notwithstanding anything in this Agreement to the contrary, if, following the Offers and any subsequent offering period and the exercise, if any, of the Top-Up Option, Buyer or any direct or indirect subsidiary of Buyer shall own at least 90% of each class of capital stock of the Company, pursuant to the Offers, exercise of the Top-Up Option or otherwise, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction of such threshold, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1 Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Acquisition Sub:

(a) Capital Stock of the Acquisition Sub.  Each share of the common stock of the Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation (“Surviving Corporation Stock”).

(b) Cancellation of Treasury Stock and Buyer-Owned Stock.  All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Buyer or the Acquisition Sub immediately prior to the Effective Time (other than Shares held on behalf of third parties) (“Cancelled Shares”) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.  Each share of Company Common Stock held by any wholly owned Subsidiary of the Company or any wholly owned Subsidiary of the Buyer (other than the Acquisition Sub) immediately prior to the Effective Time shall be converted into such number of fully paid and nonassessable shares (or fractions thereof) of Surviving Corporation Stock that preserves the relative ownership interest represented by such share of Company Common Stock immediately prior to the Merger.

(c) Merger Consideration for Company Capital Stock.  Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled or to be converted into Surviving Corporation Stock in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $5.40 in cash or such greater amount as may have been paid to any holder of shares of Company Common Stock pursuant to the Common Offer (the “Common Merger Consideration”).  Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive $54.00 plus the Dividend Amount (the “Preferred Merger Consideration” and, together with the Common Merger Consideration, the “Merger Consideration”).  The “Dividend Amount” with respect to each share of Preferred Stock shall mean the product of (1) (A) the amount of accrued and unpaid dividends on such share of Preferred Stock at the Acceptance Time, in the case of shares of Preferred Stock sold pursuant to the Preferred Offer, or at the Effective Time, in the case of shares of Preferred Stock converted in connection with the Merger, divided by (B) $3.84, which amount reflects the average Market Price (as defined in the Certificate of Designations, Preferences and Rights of the Preferred Stock) of the Company Common Stock for the ten (10) consecutive Trading Days (as defined in the Certificate of Designations, Preferences and Rights of the Preferred Stock) prior to, and including, the date hereof and (2) an amount equal to the Common Merger Consideration.  As of the Effective Time, all such shares of Company Common Stock and Preferred Stock (together, the “Company Capital Stock”) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d) Adjustments to Merger Consideration.  The Merger Consideration shall be equitably adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Preferred Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

Section 2.2 Exchange of Certificates.  The procedures for exchanging outstanding shares of Company Capital Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent.  At or prior to the Effective Time, the Buyer shall deposit with a bank or trust company reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Capital Stock outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration in exchange for all of the outstanding shares of Company Capital Stock that are converted pursuant to Section 2.1(c) (the “Exchange Fund”).  The Exchange Fund shall not be used for any other purpose.  The Exchange Fund shall be invested by the Paying Agent as directed by the Buyer; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available).

(b) Exchange Procedures.  Promptly (and in any event within five (5) Business Days) after the Effective Time, the Buyer shall cause the Paying Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled.  No interest will be paid or accrued on the cash payable upon the surrender of such Certificate or Certificates.  In the event of a transfer of ownership of Company Capital Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person (as defined in this Section 2.2(b)) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2.  As used in this Agreement, “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Authority, unincorporated organization or other entity.

(c) No Further Ownership Rights in Company Common Stock.  All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock formerly represented by such Certificates, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to the Buyer or the Surviving Corporation, as directed by the Buyer, upon demand, and any holder of Company Capital Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer payment of its claim for Merger Consideration, without interest.

(e) No Liability.  To the fullest extent permitted by applicable Law, none of the Buyer, the Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Capital Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Withholding Rights.  Each of the Buyer, the Acquisition Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock, Company Stock Options or any rights under a Company Stock Plan such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Surviving Corporation, the Buyer or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Buyer, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Authority and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock, Company Stock Options or rights under a Company Stock Plan in respect of which such deduction and withholding was made.

(g) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Capital Stock formerly represented thereby pursuant to this Agreement.

(h) Expenses.  The Buyer or the Acquisition Sub shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment for the shares of Company Capital Stock.

Section 2.3 Warrants, Options and Company Stock Plans.

(a) Cash-Out of Warrants.  At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock (“Company Warrants”), in each case whether or not then exercisable, shall without any action on the part of the Company or the holder of such warrant, automatically be cancelled and exchanged for a cash payment provided by the Buyer, the Acquisition Sub or the Surviving Corporation (which shall be made promptly after the Effective Time) in an amount equal to (i) the excess, if any, of (x) the Merger Consideration per share of Company Common Stock over (y) the exercise price per share of Company Common Stock subject to such Company Warrant, multiplied by (ii) the number of shares of Company Common Stock for which such Company Warrant is exercisable immediately prior to the Effective Time without interest and less any amounts required to be deducted and withheld under applicable Law.

(b) Treatment of Options.  At the Effective Time, each outstanding option to purchase shares of Company Common Stock (“Company Stock Option”), in each case whether or not then exercisable, shall without any action on the part of the Company or the holder of such Company Stock Option, automatically be cancelled and exchanged for a cash payment provided by the Buyer, the Acquisition Sub or the Surviving Corporation (which shall be made promptly after the Effective Time) in an amount equal to (i) the excess, if any, of (x) the Merger Consideration per share of Company Common Stock over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option is exercisable immediately prior to the Effective Time without interest and less any amounts required to be deducted and withheld under applicable Law.

(c) No Continuing Interest.  The parties agree that, following the Effective Time, no holder of a Company Stock Option or Company Warrant or any participant in any stock plan or other equity-related or equity-based plan of the Company or a Subsidiary, including, without limitation, any plan or arrangement which provides for Company Stock Options, restricted stock, restricted stock units, phantom stock, stock appreciation rights or stock purchase rights (each, a “Company Stock Plan”) or other Company Employee Plan or employee benefit arrangement of the Company or under any Employment Agreement shall have any right thereunder to acquire any equity interest (including any “phantom” stock or stock appreciation rights) in the Company, any Subsidiary of the Company or the Surviving Corporation.

(d) Action by the Company.  Prior to the Effective Time, the Company will (i)  make any amendments to the terms of any Company Stock Plan that are reasonably necessary to give effect to the transactions contemplated by Section 2.3(b) and (ii) adopt such resolutions and take such other actions as may be reasonably required to effectuate the actions contemplated by this Section 2.3, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation.

Section 2.4 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares or shares to be converted into Surviving Corporation Stock in accordance with Section 2.1(b)) that are held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares of Company Capital Stock in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to receive payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL unless and until such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares.

(c) The Company shall give the Buyer:  (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.  The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to the Buyer and the Acquisition Sub in connection with execution of this Agreement and dated as of the date hereof (the “Company Disclosure Letter”), which Company Disclosure Letter shall identify any exceptions to the representations and warranties contained in this Agreement (with specific reference to the particular Section or subsection to which such information relates; provided that an item disclosed in any Section or subsection shall be deemed to have been disclosed for each other Section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure, notwithstanding the omission of a reference or cross-reference thereto), the Company hereby represents and warrants to Buyer and Acquisition Sub as follows:

Section 3.1 Organization; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth the name, jurisdiction of incorporation and capitalization of each of the Company’s Subsidiaries, Affiliated PCs, Qualified Shareholders, and Joint Ventures, including a brief description of the business conducted by each such entity and the interest of the Company and its Subsidiaries therein.  Other than as set forth in Section 3.1(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business other than publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity.  Except as set forth in Section 3.1(b) of the Company Disclosure Letter, all the outstanding shares of capital stock of each of the Company’s Subsidiaries are owned directly or indirectly by the Company free and clear of all Liens, options or encumbrances of any kind and all material claims or charges of any kind, and are validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Subsidiary to any person except the Company.  Except as set forth in Section 3.1(b) of the Company Disclosure Letter, the Company has heretofore delivered to the Buyer complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each of the Company’s Subsidiaries, as currently in effect.

(c) Each of the Company’s Subsidiaries and, to the Company’s Knowledge, each of its Joint Ventures is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.  For purposes of this Agreement, the term “Company Material Adverse Effect” means any fact, change, event, circumstance, effect or development that has or would be reasonably likely to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to consummate the transactions contemplated by this Agreement in a timely manner, other than any fact, change, event, circumstance, effect or development resulting from (A) any change in the Company’s stock price or trading volume, in and of itself (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Company Material Adverse Effect), or change in Law or U.S. generally accepted accounting principles (“GAAP”) after the date hereof, (B) changes affecting general worldwide, national or regional economic or capital market conditions, (C) factors generally affecting the industries or markets in which either the Company or any of its Subsidiaries operates, (D) any action by the Company or its Subsidiaries taken pursuant to or in accordance with this Agreement (including Section 6.3) or at the request of the Buyer, (E) any fees or expenses incurred in connection with the negotiations leading to, or the transactions contemplated by, this Agreement, to the extent identified to the Buyer prior to the date hereof, (F) any stockholder litigation arising from or relating to the Offers or the Merger; (G) any loss of customers, suppliers, vendors or employees or any cancellation of or delay in customer orders resulting from the announcement or pendency of this Agreement, the Offers or the Merger (but not, for the avoidance of doubt, any direct legal or contractual consequence attributable to the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby or thereby); or (H) any declaration of war, military crisis or conflict, civil unrest, act of terrorism, or act of God, in the case of (B), (C) and (H) except to the extent that the Company is disproportionately affected thereby.  The term “Joint Venture” of a person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person directly or indirectly owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity of any such entity, other than equity interests held for passive investment purposes that are less than 5% of any class of the outstanding voting securities or equity of any such entity.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.001 per share, of which 1,500,000 shares of preferred stock have been designated Series A Convertible Preferred Stock.  The rights and the privileges of the Company Common Stock and the Preferred Stock are as set forth in the Company’s certificate of incorporation, a true and complete copy of which has been provided to the Buyer.  As of the date hereof, there are (i) 41,750,863 shares of Company Common Stock issued and outstanding (of which 170,125 shares are restricted shares and 222,684 shares are held in escrow pursuant to an escrow agreement dated December 14, 2007, none of which is deemed outstanding for accounting purposes); (ii) 217,126.3 shares of Series A Convertible Preferred Stock issued and outstanding; and (iii) 6,060,788 shares of Company Common Stock reserved for issuance upon exercise of outstanding Options or Company Warrants.  As of the date hereof, 2,171,263 shares of Company Common Stock are reserved for issuance upon conversion of outstanding Series A Convertible Preferred Stock.  In addition, as of the date hereof, $1,732,372 is accrued as dividends on outstanding shares of Preferred Stock, which are convertible into Company Common Stock at a 10-day average price of the Company Common Stock on or about the date of conversion.  All the outstanding shares of the Company’s capital stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Company Stock Options or Company Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable.  There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any of its Subsidiaries or Affiliated PCs issued and outstanding.  Except as set forth above and except for the transactions contemplated by this Agreement, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) except as set forth on Schedule 3.2(a) of the Company Disclosure Letter, there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or Affiliated PCs, obligating the Company or any of its Subsidiaries or Affiliated PCs to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or Affiliated PCs or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Subsidiaries or Affiliated PCs to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment.  Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries or Affiliated PCs to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company or any Subsidiary or any Affiliated PC or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary, Affiliated PC, or any other entity.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth:  (i) as of March 10, 2008, a true, complete and accurate list of all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan; and (ii) as of March 10, 2008, a true, complete and accurate list of all outstanding Company Stock Options and all outstanding Company Warrants, indicating with respect to each the name of the holder thereof, the Company Stock Plan under which it was granted, if applicable, the number of shares of Company Common Stock subject to such Company Stock Option or Company Warrant, the exercise price, the reported date of grant or purchase, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or, if applicable, by termination of employment or change in position following consummation of the Merger.  No Company Stock Options or Company Warrants have been granted since November 6, 2007.  The Company has made available to the Buyer complete and accurate copies of all forms of stock option agreements evidencing Company Stock Options.  Except as set forth in Section 3.2(b) of the Disclosure Letter, each outstanding Company Stock Option was granted at fair market value determined in accordance with the terms of the applicable Company Stock Plan and applicable Law.

(c) Except as set forth in Section 3.2(c) of the Company Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries or Affiliated PCs is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries or Affiliated PCs.

(d) Except as set forth on Schedule 3.2(d) of the Company Disclosure Letter, following the Effective Time, no holder of Options or Warrants will have any right to receive shares of common stock of the Surviving Corporation upon exercise of the Options or Warrants.

Section 3.3 Corporate Authorization.

(a) The Company has the corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Vote”) if the holdings of the Company Common Stock do not meet the threshold required by Section 253 of the DGCL, to consummate the Offers and the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Offers and the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Company Board.  Except for the adoption of this Agreement by the Requisite Stockholder Vote in the event the holdings of the Shares do not meet the threshold required by Section 253 of the DGCL, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Offers and the Merger or the other transactions contemplated hereby.  The Company Board at a duly held meeting has (i) determined that it is in the best interests of the Company and its stockholders (other than holders of Shares that are Affiliates of the Buyer), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offers and the Merger, and (iii) resolved to recommend that the stockholders of the Company tender their Shares in the Offers or otherwise approve the adoption of this Agreement and directed that to the extent required by the DGCL, this Agreement and the Merger be submitted for consideration by the stockholders of the Company at the Stockholders’ Meeting, and in each case such action of the Company Board has not been amended, rescinded or modified.  The action taken by the Company Board constitutes approval of the Offers, the Merger and the other transactions contemplated by this Agreement under the provisions of Section 203 of the DGCL, and no other state takeover statute is applicable to such transactions.

(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution and delivery of this Agreement by Buyer and Acquisition Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 3.4 Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Offers and the Merger do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or any government or political subdivision thereof, in each case, whether national, federal, tribal, provincial, state, regional, local or municipal (a “Governmental Authority”), other than (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iii) the applicable requirements of the Exchange Act including the filing of the Schedule 14D-9 in connection with the Offers and the Proxy Statement, if applicable, in connection with the Stockholders’ Meeting; (iv) compliance with the rules and regulations of the American Stock Exchange; (v) compliance with any applicable state securities or blue sky laws; (vi) the consents and/or notices listed in Section 3.4 of the Company Disclosure Letter; and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (B) reasonably be expected to prevent or materially delay the consummation of the Offers and the Merger.

Section 3.5 Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Offers and the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with, or result in any violation or breach of any provision of, the organizational or governing documents of (A) the Company, (B) any of its Subsidiaries, or (C) any of its Affiliated PCs; (ii) assuming compliance with the matters referenced in Section 3.4 and the receipt of the Requisite Stockholder Vote, if applicable, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or Affiliated PCs or any of their respective properties or assets; or (iii) except as set forth in Section 3.5 of the Company Disclosure Letter, require the consent, approval or authorization of, or notice to or filing with any third party with respect to, or result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any right or obligation of the Company or any of its Subsidiaries or Affiliated PCs, or result in the creation of any Lien on any of the properties or assets of the Company or any of its Subsidiaries or Affiliated PCs under any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, Company Lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries or Affiliated PCs is a party or by which the Company or any of its Subsidiaries or Affiliated PCs or its or any of their respective properties or assets are bound, except in the case of clauses (i)(B), (i)(C), (ii) and (iii) above, which would not (A) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (B) reasonably be expected to prevent or materially delay the consummation of the Offers and the Merger.  For the purposes of this Agreement, “Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

Section 3.6 SEC Filings; Financial Statements; Information Provided.

(a) Except as set forth in Section 3.6(a) of the Company Disclosure Letter, the Company has timely filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC pursuant to the Exchange Act or other applicable United States federal securities Laws since January 1, 2005 (all such forms, reports, statements, certificates and other documents filed since January 1, 2005, with any amendments thereto, collectively, together with the 2007 Annual Report, the “Company SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date of this Agreement, has complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act as of the date filed with the SEC.  None of the Company SEC Reports when filed with the SEC and, if amended, as of the date of such amendment contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”).

(b) No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report.  The Company has made available to the Buyer true, correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, since September 5, 2003.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports.  To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.  None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(c) Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes and schedules, where applicable) fairly presents (subject, in the case of the unaudited statements, to the absence of notes and normal year-end audit adjustments as permitted by the rules related to Quarterly Reports on Form 10-Q promulgated under the Exchange Act), in all material respects the results of the consolidated operations and changes in stockholders’ equity and cash flows and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth.  Each of such consolidated financial statements (including the related notes and schedules, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by the rules related to Quarterly Reports on Form 10-Q promulgated under the Exchange Act.

(d) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  The Company’s disclosure controls and procedures are effective to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2007, and such assessment concluded that such controls were effective.  The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(e) The information supplied by or on behalf of the Company for inclusion in the Schedule 14D-9, on the respective dates that the Schedule TO and the other Offer Documents and the Schedule 14D-9 are filed with the Commission, and on the dates they are first published, sent or given to stockholders of the Company, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.7 No Undisclosed Liabilities.  Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2007 (the “Balance Sheet”) included in the draft of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 previously made available to the Buyer (the “2007 Annual Report”) and (ii) as set forth in Section 3.7 of the Company Disclosure Letter, the Company, its Subsidiaries, and its Affiliated PCs do not have any liabilities or obligations of any nature, whether accrued, contingent or otherwise, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.  The reserves reflected in the Balance Sheet are adequate, appropriate and reasonable and have been calculated in a manner consistent with GAAP.

Section 3.8 Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Reports or as set forth in Section 3.8 of the Company Disclosure Letter, since December 31, 2007, (i) the Company, its Subsidiaries, and its Affiliated PCs and, to the Company’s Knowledge, its Joint Ventures have conducted their respective businesses only in the ordinary and usual course, and (ii) there has not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that have had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 Taxes.  Except as set forth in Section 3.9 of the Company Disclosure Letter:

(a) All Tax Returns required to have been filed by the Company and each of its Subsidiaries and Affiliated PCs have been filed on or prior to the due date for such Tax Returns, and each such Tax Return is true, correct, accurate and prepared in accordance with applicable Law.  All Taxes have been paid whether or not shown on any Tax Return.  The Company, its Subsidiaries and Affiliated PCs have timely withheld and paid to the appropriate Taxing Authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor or other third party.  There are no Liens on any assets of the Company or of any of its Subsidiaries or Affiliated PCs that arose in connection with the failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable.  Neither the Company nor any of its Subsidiaries or Affiliated PCs (i) has any liability for the Taxes of any person under section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise or (ii) is a party to any Tax allocation or sharing agreement.

(b) To the Company’s Knowledge, there is no audit, claim, action, suit, proceeding or investigation pending against the Company or any of its Subsidiaries or Affiliated PCs in respect of any Taxes in any jurisdiction, nor has there been any such activity since January 1, 2005.  Neither the Company nor any of its Subsidiaries or Affiliated PCs has been informed by any Taxing Authority in writing of the commencement or anticipated commencement of any such activity, nor, to the Company’s Knowledge, is any such activity is contemplated by any Taxing Authority.  Neither the Company nor any of its Subsidiaries or Affiliated PCs (nor any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries or Affiliated PCs is a member) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not expired.  Section 3.9(b) of the Company Disclosure Letter lists the Company and each Subsidiary and Affiliated PC thereof and whether each such entity is treated for Tax purposes as a corporation, association, partnership or other entity, or whether such entity is disregarded for Tax purposes.

(c) The unpaid Taxes of the Company and of its Subsidiaries and Affiliated PCs (exclusive of any Taxes that may be deemed to arise on or prior to the Closing Date by reason of any election made by Buyer or Acquisition Sub after the Closing under Section 338(g) of the Internal Revenue  Code of 1986, as amended (the “Code”) or any analogous provision of state or local Tax law) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company’s most recent balance sheet and the balance sheets of any of the Company’s Subsidiaries or Affiliated PCs that are not consolidated with the Company for balance sheet purposes, nor do the unpaid Taxes of the Company or any of its Subsidiaries or Affiliated PCs exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries and Affiliated PCs in

filing their Tax Returns.  Since the date of the most recent balance sheet (or balance sheets) of the Company and its Subsidiaries and Affiliated PCs, neither the Company nor any of the Company’s Subsidiaries or Affiliated PCs has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, except in the ordinary course of business consistent with past custom and practice.

(d) Neither the Company nor any of its Subsidiaries or Affiliated PCs will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) any intercompany transactions or any excess loss account described in the Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iv) any installment sale or open transaction disposition made on or prior to the Closing Date or (v) any prepaid amounts received on or prior to the Closing Date.

(e) Neither the Company nor any of its Subsidiaries or Affiliated PCs (i) is currently subject to a limitation under section 382, 383 or 384 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) is a party to any “reportable transaction” within the meaning of section 1.6011-4 of the Treasury Regulations, (iii) during the five-year period ending on the date hereof, was a distributing corporation or a controlled corporation in a transaction intended to be governed by section 355 or section 361 of the Code, (iv) is or has been within the last five years a “United States Real Property Holding Company” within the meaning of section 897 of the Code, (v) except as set forth in Section 3.9(e)(v) of the Company Disclosure Letter, is a party to any contract, agreement, plan or arrangement including, without limitation, this Agreement, which could give rise to the payment of any amount that would not be deductible or on which a penalty or excise Tax could be imposed pursuant to sections 162(m), 280G, 404, 409A or 4999 of the Code, (vi) has taken any position on a federal income Tax Return that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code without disclosing such position as provided in the applicable Treasury Regulations, (vii) is subject to the dual consolidated loss provisions of section 1503(d) of the Code, (viii) is subject to the overall foreign loss provisions of section 904(f) of the Code, (ix) is subject to the recharacterization provisions of section 952(c)(2) of the Code, (x) is or has ever been subject to the international boycott provisions of section 999 of the Code or (xi) has ever been a party to any transaction or arrangement which may have caused an extension of any statute of limitations related to Taxes, including an extension because the transaction or arrangement was required to be, but was not, reported to any Taxing Authority.

(f) “Tax” and “Taxes” means any (i) federal, state, local and foreign taxes, charges, fees, levies or other similar assessments or liabilities (including, without limitation, income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs, duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto, (ii) any and all liability for amounts described in (i) of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries or Affiliated PCs (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all liability for amounts described in (i) of any Person (other than the Company or any of its Subsidiaries or Affiliated PCs) imposed on the Company or any of its Subsidiaries or Affiliated PCs as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

(g) “Tax Return” means any federal, state, local, foreign and other applicable return, declaration, report, claim for refund, information return or statement or other document (including any related or supporting schedules, statements or information) with respect to any Tax filed or required to be filed with the IRS or any other Governmental Authority or Taxing Authority or agency or in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

(h) “Taxing Authority” means any government or subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

Section 3.10 Real Property.

(a) None of the Company or any of its Subsidiaries or Affiliated PCs owns any real property or has any options or rights or obligations to purchase, rights of first refusal, rights of first negotiation or rights of first offer to purchase, any real property.

(b) Section 3.10(b) of the Company Disclosure Letter sets forth a complete and accurate list of all leases, subleases, licenses and other agreements, including all amendments, modifications and extensions relating thereto (collectively, “Company Leases”), pursuant to which the Company or any of its Subsidiaries or Affiliated PCs occupies, leases, licenses, uses, or otherwise has an interest in any real property (collectively, “Leased Real Property”) as of the date of this Agreement, along with a complete and accurate list of all security deposits and other amounts and instruments deposited, as of the date of this Agreement, by or on behalf of the Company or any of its Subsidiaries or Affiliated PCs, as applicable.  Except as set forth in Section 3.10(b) of the Company Disclosure Letter, as of the date of this Agreement: (i) each Company Lease is a legal, valid and binding obligation of the Company or one of its Subsidiaries or Affiliated PCs and, to the Knowledge of the Company, is enforceable, and in full force and effect, and the Company or one of its Subsidiaries or Affiliated PCs has, pursuant to the terms thereof, a currently existing interest therein free and clear of any Lien or Lien instrument (other than any Lien or Lien Instrument which has been incurred by the owner of the fee title or holder of a superior leasehold interest of or in the real property and which does not interfere with the use or operation of the property in the Business); and (ii) with respect to each Company Lease, neither the Company nor any of its Subsidiaries or Affiliated PCs has (1) defaulted on or breached any term, condition or obligation thereof or (2) received any written communication from, or given any written communication to, any other party to any Company Lease or any lender, alleging that the Company or any of its Subsidiaries or Affiliated PCs or such other party, as the case may be, is in default (or that an event has occurred or circumstances exist that may (with notice, a lapse of time or both) constitute or result in such a default), and no such default exists on the part of the Company or any of its Subsidiaries or Affiliated PCs (nor, to their Knowledge, does any default exist on the part of any other party), or indicating that such party intends to cancel, terminate or exercise any option to accelerate or recapture under or with respect to any Company Lease.  With respect to each of the Company Leases, as of the date of this Agreement, the particular premises, located within, on or under the Leased Real Property and used in the business of the Company or one of its Subsidiaries or Affiliated PCs, as applicable, is in good condition and repair (ordinary wear and tear excepted).  With respect to each Leased Real Property that is the subject of a Company Lease, as of the date of this Agreement, each such premises is fit for the continued use of such premises in the manner appropriate for the purposes for which it is presently devoted.  With respect to each of the Company Leases:  (1) except as otherwise set forth Section 3.10(b) of the Company Disclosure Letter, the Merger does not require the consent of any other party to such Company Lease, or otherwise cause such Company Lease to cease to be legal, valid, binding, enforceable and in full force and effect on its existing terms following the Closing; (2) the possession and quiet enjoyment of the Leased Real Property by the Company or one of its Subsidiaries or Affiliated PCs, as applicable, under such Company Lease, as of the date of this Agreement, has not been disturbed; (3) as of the date of this Agreement, no security deposit or portion thereof deposited with respect to such Company Lease has been applied in respect of a breach or default under such Company Lease which has not been replenished in full; (4) neither the Company nor any of its Subsidiaries or Affiliated PCs, as applicable, owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Company Lease; (5) the other party to such Company Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries or Affiliated PCs; (6) except as set forth in Section 3.10(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or Affiliated PCs, as applicable, has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof; and (7) neither the Company nor any of its Subsidiaries or Affiliated PCs, as applicable, has collaterally assigned or granted any other security interest in any Company Lease or any interest therein.  The Company has made available to the Buyer true, complete and accurate copies of all Company Leases, and, to the Knowledge of the Company, there are no material oral agreements, promises or understandings with respect to any Leased Real Property.

Section 3.11 Intellectual Property.

(a) The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all material Intellectual Property necessary to conduct the business of the Company and its Subsidiaries and Affiliated PCs, as currently conducted.  For purposes of this Agreement, the term “Intellectual Property” means all of the following in any jurisdiction throughout the world:  (i) all inventions (whether patentable or unpatentable and whether or not reduced into practice), all improvements thereto, and all related patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations; (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, transliterations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all related applications, registrations and renewals, (iii) all copyrightable works including original works of authorship, all copyrights, and all related applications, registrations, and renewals in connection therewith, domain names, designs and trade secrets; (iv) processes (including but not limited to business methods and processes, and equipment and/or inventory management methods), formulae, methods, schematics, technology, know-how, computer software programs (including but not limited to source code, executable code, data, database and documentation), applications, ideas, conceptions, improvements, research and development, algorithms, compositions, processes, outsourcing methods and processes, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals; and (v) all other tangible or intangible proprietary or confidential information and materials.

(b) Section 3.11(b) of the Company Disclosure Letter sets forth a complete and accurate list by owner as of the date of this Agreement of all of the following that are owned by or filed in the name of the Company or any of its Subsidiaries: (i) registered Intellectual Property; (ii) pending patent, trademark and copyright applications, material unregistered trademarks, service marks, trade names, corporate names, and Internet domain names; (iii) material computer software; and (iv) any other material unregistered copyright.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and as set forth in Section 3.11(c) of the Company Disclosure Letter, the Company or one of its Subsidiaries owns and possesses all right, title and interest in and to the Intellectual Property set forth in Section 3.11(b) of the Company Disclosure Letter, free and clean of all Liens (other than Permitted Liens).  For the purposes of this Agreement, “Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP on the Company’s financial statements; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings or with respect to which there remains an opportunity to contest and as to which adequate reserves have been established in accordance with GAAP on the Company’s financial statements; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (v) easements, covenants and rights of way (in each case of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that are not violated by the applicable property’s current use and that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries or Affiliated PCs; (vi) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in any Company SEC Report filed prior to the date of this Agreement; (vii) non-exclusive Intellectual Property granted in the ordinary course of business by the Company or one of its Subsidiaries or Affiliated PCs; and (viii) any other Liens that do not secure indebtedness or other liquidated amounts and that would not be reasonably likely to, individually or in the aggregate, adversely affect in any material r espect the current use of the applicable asset owned, leased, used or held for use by the Company or any of its Subsidiaries or Affiliated PCs.

(d) Except as would not be reasonably expected to have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company or any of its Subsidiaries or Affiliated PCs (the “Company Intellectual Property”), or (ii) any license, sublicense or other agreement as to which the Company or any of its Subsidiaries or Affiliated PCs is a party and pursuant to which the Company or any of its Subsidiaries or Affiliated PCs is authorized to use any third-party Intellectual Property (the “Third-Party Intellectual Property”).

(e) All patents and registrations for trademarks, service marks and copyrights that are held by the Company or any of its Subsidiaries are subsisting and in full force and effect and have not expired or been cancelled.

(f) Except as set forth in Section 3.11(f) of the Company Disclosure Letter, (i) there are no pending or, to the Knowledge of the Company, threatened claims by any person alleging infringement, violation or misappropriation by the Company or any of its Subsidiaries or Affiliated PCs for the operation of their businesses, (ii) except as would not be reasonably expected to have a Company Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries and Affiliated PCs as currently conducted does not infringe, violate or misappropriate any Intellectual Property rights of any Person, (iii) neither the Company nor any of its Subsidiaries or Affiliated PCs has made any claim of a violation, infringement or misappropriation by others of its rights to or in connection with the Company Intellectual Property, (iv) to the Knowledge of the Company, no person is infringing or violating any Company Intellectual Property, (v) except as would not be reasonably expected to have a Company Material Adverse Effect, all Persons who have participated in the creation or development of any Company Intellectual Property have executed and delivered to the Company a valid and enforceable agreement (a) providing for the non-disclosure by such Person of any confidential information of the Company, and (b) providing for the assignment by such Person to the Company of any Intellectual Property arising out of such Person’s employment by, engagement by, or contract with, the Company or any of its Subsidiaries or Affiliated PCs.  Since January 1, 2004, neither the Company nor any of its Subsidiaries or Affiliated PCs has received any written claim or notice alleging infringement, violation or misappropriation of any Intellectual Property rights of any Person.

(g) Except as set forth in Section 3.11(g) of the Company Disclosure Letter, the Company and its Subsidiaries have taken reasonable steps to safeguard the internal and external integrity of the IT Assets and the data contained therein, and (i) there have been no material unauthorized intrusions or material breaches of security, (ii) there has not been any material malfunction that has not been remedied or replaced in all material respects, (iii) there is no existing pattern or repetition of customer complaints regarding the functionality, performance, or achievement of service levels, and (iv) the Company has an adequate disaster recovery plan in place.  The Company has adequate documentation (including programmer, installation and user documentation, engineering specifications, flow charts, and know-how) reasonably necessary for the use, maintenance, enhancement, development and other exploitation of its proprietary software.  Except as set forth in Section 3.11(g) of the Company Disclosure Letter, all IT Assets owned or controlled by the Company are free of any disabling codes or instructions, including without limitation, “viruses” or “worms,” except as would not reasonably be expected to have a Company Material Adverse Effect.  None of the Company’s proprietary software is used in the Company’s business in such manner as to trigger provisions of the GNU general public license (GPL), GNU lesser general public license (LGPL) or other license that would require such software to be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, or (c) redistributed at no charge.  For purposes of this Agreement, the term “IT Assets” means all of the following used in the Company’s or its Subsidiaries’ or Affiliated PCs’ businesses, as currently conducted:  electronic data processing and storage, information, record keeping, communications, telecommunications, hardware, software networks, peripherals and computer systems, including any outsourced systems and processes (e.g., hosting, call centers) and all documentation associated with any of the foregoing.

Section 3.12 Contracts.

(a) Except as set forth in Section 3.12(a) of the Company Disclosure Letter, neither the Company, nor any Subsidiary, nor any Affiliated PC is a party to, nor is any of their respective properties or assets bound or affected by, any agreements, contracts, commitments, licenses (or sublicenses) or other instruments or obligations, whether written or oral, that:

(i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries and Affiliated PCs, taken as a whole;

(iii) relate to indebtedness for borrowed money or any capitalized lease and having an outstanding principal amount, individually or in the aggregate, in excess of $200,000;

(iv) were entered into after December 31, 2007 or not yet consummated, and involve the acquisition from another person or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such Contract (or series of related Contracts), individually or in the aggregate, in excess of $250,000 (other than acquisitions or dispositions of inventory in the ordinary course of business);

(v) relate to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually or in the aggregate, could reasonably be expected to result in payments in excess of $250,000;

(vi) other than an acquisition subject to clause (v) above, obligate the Company to make any capital commitment or capital expenditure, other than acquisitions of inventory (including pursuant to any joint venture), individually or in the aggregate, in excess of $250,000;

(vii) are guaranties, indemnities, surety bonds, commitments, and other similar primary, direct or contingent financial obligations whereby the Company or its Subsidiaries or Affiliated PCs may be liable or obligated for a debt or obligation of another (including without limitation all guaranties with respect to Company Leases);

(viii) relates to the acquisition, transfer, development, licensing or sharing of any Intellectual Property or any other agreement affecting the ability of the Company or any of its Subsidiaries or Affiliated PCs to use or disclose any Intellectual Property, other than license agreements for off the shelf software that is generally commercially available and less than $50,000;

(ix) provide for aggregate commitments by the Company and/or its Subsidiaries or Affiliated PCs of more than $500,000 over the remaining term of such contract;

(x) would prohibit or materially delay the consummation of the Merger;

(xi) are otherwise material to the Company and its Subsidiaries and Affiliated PCs, taken as a whole;

(xii) are agreements with any employee of any of the Company, a Subsidiary or an Affiliated PC creating severance, stock, stock option deferred compensation, severance or any similar obligations for the Company, a Subsidiary or an Affiliated PC, or requiring payment of total annual compensation in excess of $100,000;

(xiii) are collective bargaining agreements;

(xiv) are settlements, conciliation or similar agreements with any Governmental Authority or pursuant to which, after the execution date of this Agreement, the Company or any of its Subsidiaries or Affiliated PCs will be required to pay consideration in excess of $100,000;

(xv) relate to an Affiliate Transaction;

(xvi) are:  (A) by and between or among the Company or any of its Subsidiaries on the one hand and any of the Affiliated PCs on the other; or (B) by and between or among the Company, any of its Subsidiaries, or any of the Affiliated PCs on the one hand, and any third party provider of all or any portion of the technical or professional component of healthcare services;

(xvii) are by and between or among the Company, any of its Subsidiaries, any of the Affiliated PCs, and any Qualified Shareholder; or

(xviii) are by and between or among the Company, any of its Subsidiaries, any of the Affiliated PCs, and any third party employer, pursuant to which Company, any of its Subsidiaries, and/or any Affiliated PC: (A) arranges for or provides for the adequate staffing of physicians and other professional personnel at such third party employer’s-sponsored healthcare clinics; (B) agrees to assist such third party employer in the administration, management and/or operation of employee health programs; and/or (C) agrees to assist such third party employer in the administration, management and/or operation of any third party employer-sponsored pharmacy.

(b) Each Contract disclosed or required to be disclosed in Section 3.12(a) of the Company Disclosure Letter is referred to herein as a “Company Material Contract.”  The Company has made available to the Buyer a true, complete and correct copy of each Company Material Contract, including any amendments, supplements or modifications thereto.

(c) Except as set forth in Section 3.12(c) of the Company Disclosure Letter, each Company Material Contract is valid and binding on the Company and any of its Subsidiaries and any Affiliated PCs to the extent such Subsidiary or Affiliated PC is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company, nor any of its Subsidiaries, nor any Affiliated PC, nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) or has failed to perform under any Company Material Contract, except for violations, defaults and failures to perform that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Each Company Material Contract fairly and accurately describes in all material respects all of the duties, obligations and responsibilities of the Company, each of its Subsidiaries and the Affiliated PCs with respect thereto.

(d) Except for employment-related Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed prior to the date hereof or Company Employee Plans, Section 3.12(c) of the Company Disclosure Letter sets forth a correct and complete list of the Contracts that are in existence as of the date of this Agreement under which the Company has any existing or future material liabilities between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (i) present officer or director of either the Company or any of its Subsidiaries or any person that has served as such an officer or director or any of such officer’s or director’s immediate family members (excluding any person that served as a director or officer of any Subsidiary prior to its acquisition by the Company, and such person’s immediate family members, provided that such Person did not continue to serve as a director or officer after the date of such acquisition), (ii) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (iii) to the Knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or any of its Subsidiaries) (each, an “Affiliate Transaction”).  The Company has provided to Buyer true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

Section 3.13 Litigation; Investigations.  Except as set forth in Section 3.13 and Section 3.11(f) of the Company Disclosure Letter, there are no material investigations or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Authority with respect to the Company or any of its Subsidiaries or Affiliated PCs or any of their properties or assets.  Except as set forth in Section 3.13 of the Company Disclosure Letter, there are no material (i) actions, suits, charges, complaints, material grievances, hearings, orders, proceedings, claims, or arbitrations (each, an “Action”) pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or Affiliated PCs or any of their respective properties or assets, at Law or in equity, or (ii) judgments, orders or decrees outstanding against the Company or any of its Subsidiaries or Affiliated PCs.

Section 3.14 Environmental Matters.

(a) The Company and its Subsidiaries and Affiliated PCs have complied at all times and are in compliance with all Environmental and Safety Requirements, except where any failure to comply would not be reasonably expected to have a Company Material Adverse Effect.

(b) Without limiting the generality of the foregoing, the Company and its Subsidiaries and Affiliated PCs have obtained and complied with at all times, and are in compliance with, all permits, licenses and other authorizations that may be required pursuant to Environmental and Safety Requirements for the occupation of the Leased Real Property and the operation of their business and all such permits, licenses and authorizations may be relied upon by Buyer for the lawful operation of the business and occupation of the Leased Real Property on and after the Closing Date without transfer, reissuance or other governmental action, except where any failure to obtain or comply with, or any inability of the Buyer to rely upon, such permits, licenses or other authorizations would not be reasonably expected to have a Company Material Adverse Effect.

(c) Since January 1, 2005, neither the Company nor any Subsidiary or Affiliated PC has received any written or oral notice, report or other information regarding any material violation of Environmental and Safety Requirements (whether actual or alleged), or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the business or any property and arising under Environmental and Safety Requirements.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the following exists at any Leased Real Property:  (1) underground storage tanks; (2) asbestos-containing material in any form or condition; (3) materials or equipment containing polychlorinated biphenyls; or (4) landfills, surface impoundments, or disposal areas.

(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, its Subsidiaries, or Affiliated PCs, or their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released, or exposed any person to, any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future liabilities, including any liability for response costs, corrective action costs, Personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental and Safety Requirements.

(f) To the Company’s Knowledge, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental and Safety Requirements.

(g) Neither the Company nor any Subsidiary or Affiliated PC has assumed, undertaken, or otherwise become subject to any material liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental and Safety Requirements.

(h) The Company has furnished to Buyer all environmental audits, reports and other material environmental documents relating to its or its affiliates or predecessors past or current properties, facilities or operations which are in its possession or under its reasonable control.

(i) “Environmental and Safety Requirements” means all Laws, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, whenever enacted or in effect, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

Section 3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true, complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries and Affiliated PCs or any of their ERISA Affiliates (together, the “Company Employee Plans”) and each Material Employment Agreement.  For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), whether or not subject to ERISA, any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), whether or not subject to ERISA, and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including the Company Stock Plans, and any vacation, change in control, fringe benefit, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of cash, equity or other incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee, independent contractor or director of the Company or any of its Subsidiaries or Affiliated PCs or an ERISA Affiliate, other than any such plan agreement or arrangement that is an Employment Agreement; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary or Affiliated PC of the Company; (iv) “Employment Agreement” means any contract, offer letter or agreement of the Company or any of its Subsidiaries or Affiliated PCs with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries or Affiliated PCs has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services pursuant to which the Company or any of its Subsidiaries or Affiliated PCs has or could have any obligation to provide compensation and/or benefits (including without limitation severance pay or benefits) other than any such agreement that provides exclusively for equity awards granted under the Company Stock Plans or otherwise; and (v) “Material Employment Agreement” means any Employment Agreement pursuant to which the Company or any of its Subsidiaries or Affiliated PCs has or could have any obligation to provide compensation and/or benefits (including without limitation severance pay or benefits) in an amount or having a value in excess of $100,000 in any year.

(b) Except as set forth in Section 3.15(b) of the Company Disclosure Letter, with respect to each Company Employee Plan, the Company has made available to the Buyer a true, complete and accurate copy of (i) such Company Employee Plan, and all amendments thereto (or a written description of any unwritten Company Employee Plan), (ii) the three most recent annual reports (Form 5500, including related audited financial and actuarial reports) filed with the IRS, (iii) each trust agreement, group annuity contract and summary plan description and summary of material modifications, if any, relating to such Company Employee Plan, (iv) all other material agreements pursuant to which each Company Employee Plan is maintained, funded and administered, (v) the most recent determination or opinion letter received from the IRS and (vi) all correspondence from or to any governmental agency concerning each Company Employee Plan, other than routine correspondence.  The Company has made available to the Buyer a true, complete and accurate copy of each Material Employment Agreement.

(c) Except as set forth in Section 3.15(c) of the Company Disclosure Letter,, each Company Employee Plan is being administered in all material respects in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and in accordance with its terms.  There is not now, nor to the Company’s Knowledge do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Company Employee Plan or the imposition of any Lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code.  Except as set forth in Section 3.15(c) of the Company Disclosure Letter, neither the Company, the ERISA Affiliates nor any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any Company Employee Plan that could subject any such Company Employee Plan (or its related trust) or the

Company, its ERISA Affiliates or any officer, director or employee of any of the foregoing to any penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.  Each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in “good faith” compliance in all material respects with Section 409A of the Code and U.S. Treasury guidance related thereto since January 1, 2005.

(d) Except as set forth in Section 3.15(d) of the Company Disclosure Letter, with respect to each Company Employee Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Effective Time shall have been made or properly accrued to the extent required by GAAP on the Company’s financial statements.  The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Company Employee Plan and, if applicable, the Company’s financial statements.  None of the Company Employee Plans has any unfunded liabilities that are not reflected on Company’s financial statements.

(e) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter or opinion letter from the IRS to the effect that such Company Employee Plan is qualified and the plan and trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code.  No such determination letter or opinion letter has been revoked and revocation has not been threatened.  No such Company Employee Plan has been amended or operated since the date of its most recent determination letter or opinion letter or application therefor in any respect, and, to the Company’s Knowledge, no act or omission has occurred, in either case that would reasonably be expected to adversely affect its qualification.

(f) Neither the Company, any of the Company’s Subsidiaries or Affiliated PCs nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code, Section 302 of Title I of ERISA or Title IV of ERISA; or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Except as set forth in Section 3.15(g) of the Company Disclosure Schedule,

(i) the transactions contemplated by this Agreement (either alone or in conjunction with any other event) shall not (A) trigger the distribution, funding, accelerated vesting or an increase in the amount or value of, any payment or benefits to any employee, officer or director of the Company or any of its Subsidiaries or Affiliated PCs, pursuant to any Company Employee Plan, Employment Agreement or other agreement between the Company or any of its Subsidiaries or Affiliated PCs and any stockholder, director or executive officer of the Company or any of its Subsidiaries or Affiliated PCs (B) trigger a material alteration in the terms of any Company Employee Plan, Employment Agreement or other agreement between the Company or any of its Subsidiaries or Affiliated PCs and any stockholders, director or executive officer of the Company or any of its Subsidiaries or Affiliated PCs or (C) limit the right of the Company or any of its Subsidiaries or Affiliated PCs to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan, Employment Agreement or other agreement between the Company or any of its Subsidiaries or Affiliated PCs and any stockholders, director or executive officer of the Company or any of its Subsidiaries or Affiliated PCs;

(ii) No Company Employee Plan, Employment Agreement or other agreement between the Company or any of its Subsidiaries or Affiliated PCs and any stockholder, director or executive officer of the Company or any of its Subsidiaries or Affiliated PCs provides (A) any term of employment or compensation guarantee, or (B) severance benefits or other benefits after the termination of employment of any director or executive officer; and

(iii) No Company Employee Plan, Employment Agreement or other agreement or plan binding on the Company or any of its Subsidiaries or Affiliated PCs, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, provides for benefits the value of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) None of the Company, any Subsidiary, any Affiliated PC, or any Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable Law.

(i) Except as set forth in Section 3.15(i) of the Company Disclosure Letter, there are no pending or, to the Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits, audits, investigations, actions or arbitrations which have been asserted or instituted, and, to Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Employee Plans, any fiduciaries thereof with respect to their duties to the Company Employee Plans or the assets of any of the trusts under any of the Company Employee Plans which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries or Affiliated PCs to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Company Employee Plan, any participant in a Company Employee Plan, or any other party.

(j) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company and its Subsidiaries and Affiliated PCs, including the Company Employee Plans and the Employment Agreements (collectively, the “Arrangements”) to certain holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”).  The Company represents and warrants that all such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of Shares tendered or to be tendered into the Offers by the applicable Covered Securityholder.  The Company also represents and warrants that (A) the adoption, approval, amendment or modification of each Arrangement since the discussions relating to the transactions contemplated hereby between the Company and the Buyer began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (B) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Company Board, the Executive Compensation Committee of the Company Board or its independent directors. A true and complete copy of any resolutions of any committee of the Company Board reflecting any approvals and actions referred to in the preceding sentence and taken prior to the date of this Agreement has been provided to the Buyer prior to the execution of this Agreement.

(k) With respect to each benefit plan, bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, vacation pay, sick pay or other fringe benefit plan, arrangement or practice that is currently sponsored or maintained outside the jurisdiction of the United States by the Company or any of its Subsidiaries or Affiliated PCs, that is not subject to the laws of the United States, and that covers an employee of the Company or any Affiliate that resides or works outside the United States (each a “Non U.S. Company Employee Plan”), the following representations are made with respect to those Non U.S. Company Employee Plans.

(i) all employer and employee contributions to each Non U.S. Company Employee Plan required by law or by the terms of such Non U.S. Company Employee Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

(ii) each Non U.S. Company Employee Plan required to be registered or approved has been registered or approved and has been maintained in good standing with applicable regulatory authorities and each Non U.S. Company Employee Plan is now and always has been operated in material compliance with all applicable non-United States laws; and

(iii) each Non U.S. Company Employee Plan is set forth in Section 3.15(k) of the Company Disclosure Letter.

Section 3.16 Permits.  The Company, each of its Subsidiaries, and each of the Affiliated PCs have all material franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company, its Subsidiaries, and the Affiliated PCs to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”).  Company Permits shall include any and all state medical board licenses and registrations, DEA registrations, Clinical Laboratory Improvement Amendments (“CLIA”) or state laboratory waivers, licenses, or permits and all Medicare, Medicaid or other billing numbers and reassignments.  The Company Permits are in full force and effect.  The Company, each of its Subsidiaries, and each of the Affiliated PCs are in compliance with the terms of the Company Permits

Section 3.17 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries or Affiliated PCs is a party to, or bound by, any collective bargaining agreement or relationship with any labor organization.  No labor organization or group of employees of the Company or any of its

Subsidiaries or Affiliated PCs has filed any representation petition or made any written or oral demand for recognition.  To the Company’s Knowledge, no union organizing or decertification efforts are underway or threatened and none have occurred in the past three (3) years, and no other question concerning representation exists.  Neither the Company nor any of its Subsidiaries or Affiliated PCs is the subject of any proceeding asserting that the Company or any of its Subsidiaries or Affiliated PCs has committed an unfair labor practice.  There are no pending or, to the Company’s Knowledge, threatened labor strikes, walkouts, work stoppages, slow-downs lockouts, material arbitrations, material grievances, or other material labor disputes pending or threatened against or involving the Company or any of its Subsidiaries or Affiliated PCs, and no such labor disputes have occurred within the past three (3) years.

(b) There is no workman’s compensation liability, experience or matter outside the ordinary course of business.

(c) There is no employment-related Action pending or, to the Knowledge of the Company or any of its Subsidiaries or Affiliated PCs, threatened in any forum relating to an alleged violation or breach by the Company or any of its Subsidiaries or Affiliated PCs (or any of their officers or directors) of any law, regulation or contract and to the Knowledge of the Company or any of its Subsidiaries, no employee or agent of the Company or any of its Subsidiaries or Affiliated PCs has committed any act or omission giving rise to material liability for any such violation or breach.

(d) Within the past three (3) years, neither the Company nor any of its Subsidiaries or Affiliated PCs has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Buyer.

(e) Each of the Company and its Subsidiaries and Affiliated PCs is in material compliance with all applicable Laws respecting employment practices and the employment of labor, except for instances of noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.18 Insurance.

(a) Section 3.18 of the Company Disclosure Letter contains a list of all insurance policies applicable to the Company and its Subsidiaries and Affiliated PCs that is currently in effect, including policy type (e.g., whether such policy is occurrence-based), policy numbers, applicable deductible levels, policy periods and available limits of coverage.  The Company, its Subsidiaries, Affiliated PCs and each of the professional employees and professional contractors of each Affiliated PC maintain, or are entitled to the benefits of, insurance with reputable insurance carriers against risks of a character and in such amounts that are customary for businesses of their type.  None of the Company or its Subsidiaries or Affiliated PCs has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures, or material changes in businesses or business practices, will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

(b) Except as set forth on Section 3.18(b) of the Company Disclosure Schedule,

(i) The Company, each of its Subsidiaries, each Affiliated PC, and each of the professional employees and professional contractors of each Affiliated PC maintain all insurance necessary or required to satisfy the terms and conditions of each Company Material Contract, including policy types (e.g., whether such policy is occurrence-based), applicable deductible levels, policy periods and available limits of coverage and liability, and any such additional endorsements as may be required pursuant to the terms and conditions of such Company Material Contract and all such insurance is outstanding and duly in force, except where the failure to do so would not, individually or in the aggregate, have a Company Material Adverse Effect;

(ii) all necessary regulatory approvals relating to the change of control of Green Hills Insurance Company, A Risk Retention Group arising from the Merger will be obtained prior to the Acceptance Time;

(iii) Green Hills Insurance Company, A Risk Retention Group is in compliance with all applicable state laws governing the operation of risk retention groups under the Liability Risk Retention Act of 1986, 15 U.S.C. s. 3901 et seq. (the “LRRA”);

(iv) Green Hills Insurance Company, A Risk Retention Group is in good standing with the Vermont Department of Banking, Insurance, Securities & Health Care Administration (“BISHCA”), as a captive insurance company organized as a risk retention group, is in compliance with the LRRA, and is properly registered as a risk retention group under the LRRA in all states in which it solicits or provides insurance;

(v) Green Hills Insurance Company, A Risk Retention Group has paid all premium taxes for the year ended December 31, 2007 in all states in which it owes such premium taxes; and

(vi) Green Hills Insurance Company, A Risk Retention Group is adequately reserved, at the recommended levels by its independent actuary, for all losses, including reserves for incurred but not reported reserve requirements, loss adjustment expenses, and unallocated loss adjustment expenses.

Section 3.19 Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Bryant Park Capital, Inc., the fees and expenses of which shall be paid in full by the Company no later than the Closing Date of the Merger.

Section 3.20 Subsidiaries; Affiliated PCs.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, complete and accurate list of all of the Company’s Subsidiaries and Affiliated PCs and for each Subsidiary and Affiliated PC of the Company:  (i) its name and form of organization; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization.  For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) fifty percent (50%) or more of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive fifty percent (50%) or more of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.  For purposes of this Agreement, “Affiliated PC” means professional entities that have executed a Services Agreement with the Company or any of Company’s Subsidiaries, any professional entity whose shareholder or equity owner has executed an Option Agreement with Company or any of Company’s Subsidiaries or professional entities that employ providers that perform medical services exclusively to the clients of the Subsidiaries.

(b) Each Subsidiary and Affiliated PC of the Company is a business entity duly organized, validly existing, in good standing, and duly licensed or registered (to the extent such concepts are applicable) under the laws of the jurisdiction of its organization, has all requisite company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business, is duly licensed or registered, and is in good standing as a foreign corporation or other business entity (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, as would not reasonably be expected to have a Company Material Adverse Effect.  Each shareholder of each Affiliated PC is duly licensed to practice medicine under the laws of the Affiliated PC’s jurisdiction of organization or is otherwise qualified to own shares in a professional organization in accordance with state law and each such shareholder is actively practicing in such jurisdiction to the extent required under the laws of the jurisdiction of its organization and such other jurisdiction where required (each, a “Qualified Shareholder”).  All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary and Affiliated PC of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and, except as described in Section 3.20(b) of the Company Disclosure Letter, all such shares are owned, of record and beneficially, by the Company or another of its Subsidiaries or a Qualified Shareholder free and clear of all Liens or limitations in the Company’s voting rights (other than Permitted Liens).  Except as described in Section 3.20(b) of the Company Disclosure Letter, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries or Affiliated PCs is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock or equity of any Subsidiary or Affiliated PC of the Company.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary or Affiliated PC of the Company.  To the Company’s Knowledge there are no voting trusts, proxies or other agreements or understandings with respect to the Company’s voting of any capital stock of any Subsidiary or Affiliated PC of the Company except as described in Section 3.20(b) of the Company Disclosure Letter.  Neither the Company nor its Subsidiaries nor its Affiliated PCs are parties to any Contracts that would cause any Affiliated PC or the any of the shareholders of any Affiliated PC to violate any Law, including but not limited to any Law relating to the corporate practice of medicine or fee splitting except where any such violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has made available to the Buyer complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary and each Affiliated PC, to the extent such are available.

(d) Except as described in Section 3.20(d) of the Company Disclosure Letter, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary or Affiliated PC of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries or Affiliated PCs and consisting of less than five percent (5%) of the outstanding capital stock of such company.

Section 3.21 Compliance with Laws; Healthcare Regulatory Matters.

(a) To the Company’s Knowledge, except as described in Section 3.21(a) of the Company Disclosure Letter, the Company and, each of its Subsidiaries, and each of the Affiliated PCs is, and has been, in compliance in all material respects with the terms and provisions of all Laws to which it and its properties and assets are subject, including, without limitation, all rules and regulations of the Medicare program (Title XVIII of the Social Security Act), the Medicaid program (Title XIX of the Social Security Act), the TRICARE program (10 U.S.C. §§ 1071, et seq.) and any other federal, state or local governmental health care program in which the Company or any of its Subsidiaries or Affiliated PCs participates (hereinafter referred to collectively as the “Governmental Programs”), including any program manuals, handbooks, policies, procedures and administrative guidance interpreting such rules and regulations.

(b) To the Company’s Knowledge, neither the Company, nor any Subsidiary, nor any Affiliated PC, nor to the Company’s Knowledge any shareholder owning ten percent (10%) or more of any class of securities, or any officer or director thereof, nor to the Knowledge of the Company, any current or former employee of the Company, any Subsidiary, or any Affiliated PC, or any persons and entities providing professional services in connection with the Company’s, any Subsidiary’s, or any Affiliated PC’s business:  (i) has at any time been suspended or excluded or threatened to be suspended or excluded from participation in any Governmental Program, or has at any time been listed on any excluded persons list with respect to any Governmental Program; and (ii) has engaged in any activities which are prohibited under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b and 1395nn, and 42 C.F.R. § 411.351 et seq., 42 C.F.R. § 1101 et seq., 31 U.S.C. §§ 3729 to 3733 (or other federal or state statutes, rules or regulations related to any filing claims for healthcare services, health care fraud and abuse or anti-self referral) or the regulations promulgated pursuant to such statutes, or related state statutes or regulations, including but not limited to the following as applicable to any particular Government Program:  knowingly and willfully making or causing to be made a false statement or representation of fact in any application for any benefit or payment; knowingly and willfully making or causing to be made any false statement or representation of fact for use in determining rights to any benefit or payment; failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item of service for which payment may be made in whole or in part by any Governmental Program, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by any Governmental Program.

(c) To the Company’s Knowledge, the Company, each Subsidiary, and each Affiliated PC has duly and timely filed with the proper authorities all material claims, reports and other information required by any Governmental Authority.  The Company, each Subsidiary, and each Affiliated PC has paid or caused to be paid all known and undisputed refunds, overpayments, recoupments, set-offs, discounts or adjustments.  Except as set forth in Section 3.21(c) of the Company Disclosure Letter:  (i) there are no material pending investigations, appeals, adjustments, challenges, audits, inquiries, litigations or notices of intent to audit with respect to prior claims, reports or billings; (ii) during the last two (2) years neither the Company, nor any Subsidiary, nor any Affiliated PC has been audited, or otherwise examined by any Company Payment Program resulting in an undisputed liability or payment due and payable in excess of Two Hundred and Fifty Thousand Dollars ($250,000); and (iii) there are no material claims, reports or other information required to be filed by the Company, any Subsidiary, or any Affiliated PC in order to be paid under any Company Payment Program for services rendered, except for claims, reports, or other information not yet due.  “Private Programs” shall mean any non-Governmental Program third party payor with which the Company, any Subsidiary, or any Affiliated PC has a Contract to provide services and to receive payment therefor and which in calendar year 2007 generated or which is expected in calendar year 2008 to generate revenue for the Company, its Subsidiaries, and the Affiliated PCs in excess of Five Hundred Thousand Dollars ($500,000).  Collectively, Governmental Programs and Private Programs shall be referred to as “Company Payment Programs.”

(d) Section 3.21(d) of the Company Disclosure Letter sets forth a true, complete and accurate list of all provider numbers, supplier numbers or other authorizations to bill pursuant to Governmental Programs that have been issued to the Company, any Subsidiary, or any Affiliated PC, all reassignments from individual licensed health care practitioners, and all provider, supplier and other participating provider agreements under all Private Programs to which the Company or any Subsidiary or Affiliated PC is a party.  To the Company’s Knowledge, the Company and each Subsidiary and Affiliated PC meet all material conditions for participation in, and are in good standing with respect to, each Company Payment Program.  There is no pending, concluded or, to the Knowledge of Company, threatened:  (i) investigation, audit, claim review, or other action pending or threatened which is likely to result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Company Payment Program provider/supplier number, participation agreement or authorization, or result in the Company’s, any Subsidiary’s, or any Affiliated PC’s exclusion or debarment from any Company Payment Program; (ii) validation review, program integrity review or reimbursement audit other than those conducted in the ordinary course of business; (iii) voluntary disclosure by the Company, any Subsidiary, or any Affiliated PC to the Office of the

Inspector General of the United States Department of Health and Human Services, a Medicare carrier, fiscal intermediary or other contractor, a State Medicaid program or any other Governmental Authority of a potential overpayment or claims related matter other than refunds processed in the ordinary course of business; or (iv) health care survey report related to federal or state licensure, certification or accreditation which includes any statement of material deficiencies pertaining to the Company, any Subsidiary, or any Affiliated PC which will not be fully corrected prior to Closing.

(e) Neither the Company nor any of its Subsidiaries, nor any of the Affiliated PCs nor, to the Knowledge of the Company, any of their respective, directors, officers or employees, during the past three (3) years:  (i) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (ii) has been convicted of any criminal offense relating to the delivery of any item or service under a Governmental Program, including but not limited to convictions relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance; (iii) has been convicted under any Law of a criminal offense relating to neglect or abuse of patients in connection with the delivery of a health care item or service; or (iv) is a party to or subject to any action or proceeding concerning any of the matters described above in clauses (i) through (iii) above.

(f) Except as set forth on Section 3.21(f) of the Company Disclosure Letter, each laboratory owned or operated by the Company, each of its Subsidiaries, or each of the Affiliated PCs holds a laboratory registration or waiver issued pursuant to the CLIA and possesses any and all state certifications or licenses required to operate the laboratories.  Except as set forth on Section 3.21(f) of the Company Disclosure Letter, neither the Company, any of its Subsidiaries, or any of the Affiliated PCs has Knowledge of any investigation, audit or other action with respect to such certifications or licenses.  The Company, each of its Subsidiaries, and each of the Affiliated PCs (as applicable) is in compliance with all applicable Laws relating to the ownership and operation of clinical laboratories, including, without limitation, the federal Clinical Laboratory Improvement Amendments (“CLIA”), as amended, any state law equivalents, and any rules or regulations promulgated thereunder, except for failures to comply that individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(g) The Company, each of its Subsidiaries, and each of the Affiliated PCs (as applicable) is in compliance with all applicable Laws relating to patient or individual health care information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104 191, as amended, any state law equivalents, and any rules or regulations promulgated thereunder, except for failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(h) The Company, each of its Subsidiaries, and each of the Affiliated PCs (as applicable):  (i) has and holds current and valid federal, state and local licenses and certificates required to provide mammography and other diagnostic radiological services, including required state, federal, or local licenses or registrations related to the use of radioactive materials; (ii) maintains accreditation by the American College of Radiology or other FDA-approved accreditation body related to such diagnostic radiological facilities or services; and (iii) to the extent required, is in compliance with applicable provisions of the federal Mammography Quality Standards Act, 42 U.S.C. § 263b and related administrative rules, regulations, and guidance and such other provisions of law relating to the provision of diagnostic radiological services.

(i) Neither Company, nor any of its Subsidiaries, nor any of the Affiliated PCs and its and their employed affiliated licensed healthcare practitioners, and to the Company’s Knowledge, their contracted or otherwise affiliated licensed healthcare practitioners is currently under, or to the Company’s Knowledge, has been threatened with investigation by any Company Payment Program.  Each individual licensed person who provides professional services in connection with the business of Company, its Subsidiaries and the Affiliated PCs has all permits, licenses, accreditations and, as applicable, collaborative practice or supervisory arrangements (all in good standing and without restriction) necessary to practice (as applicable) in the state and locality in which such person provides services and is in full compliance with all terms or requirements of all such permits, licenses, accreditations, and collaborative practice or supervisory arrangements, except where the absence of, or restrictions on, such permits, licenses, accreditations and, as applicable, collaborative practice or supervisory arrangements would not, individually or in the aggregate, have a Company Material Adverse Effect.  To the Company’s Knowledge, each such person is covered by professional malpractice insurance with limits of liability of no less than One Million Dollars ($1,000,000) per claim and Three Million Dollars ($3,000,000) annual aggregate.  Each such person has complied with all collaborative and supervision requirements in the applicable state with respect to the collaboration with and supervision over allied health professionals including, but not limited to, advanced nurse practitioners and physician assistants, except where failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.22 Controlled Substances; Pharmacy.

(a) Neither the Company nor any of its Subsidiaries, nor any of the Affiliated PCs nor, to the Knowledge of the Company, any of their respective officers, directors, employees, or agents or persons who provide professional services to the Company or any Subsidiary or any Affiliated PC, has, in connection with activities directly or indirectly related to the Company or such Subsidiary or Affiliated PC, engaged in any activities which are prohibited under the Federal Controlled Substances Act, 21 U.S.C. §§ 801, et seq. or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

(b) The Company, each of its Subsidiaries, each of the Affiliated PCs, and any and all licensed pharmacies owned, managed, or controlled by any of them:  (i) is in material compliance with all applicable Laws and any other applicable guidance relating to the operation of pharmacies, the repackaging of drug products, the wholesale distribution of prescription drugs or controlled substances, the dispensing of prescription drugs or controlled substances, and the sale of prescription drugs or controlled substances; (ii) is in compliance with all applicable Laws and any other applicable guidance relating to the labeling, packaging, advertising, or adulteration of prescription drugs or controlled substances; (iii) possesses all current and valid licenses and permits necessary to carry out the business of the Company, each of its Subsidiaries, and each of the Affiliated PCs related to pharmacy services; and (iv) is not subject to any sanction or other adverse action by any Governmental Authority for the matters described above in clauses (i) and (ii).

(c) At all times, the Company, each of its Subsidiaries, and each of the Affiliated PCs and any and all licensed pharmacies owned, managed, or controlled by any of them has maintained full physical possession, custody and control over all prescription drugs, including controlled substances, in its possession.  At no time has any party had physical possession, custody or control over prescription drugs, including controlled substances, except in full compliance with applicable laws governing pharmacies and prescription drugs, including controlled substances.

Section 3.23 Inventories; Suppliers.  The inventory that the Company and its Subsidiaries and Affiliated PCs maintain for the benefit of their customers consists, and will consist at the Closing of items of a quality and quantity usable in the ordinary course of business.  The amount and quality of the inventory of the Company and its Subsidiaries and Affiliated PCs is consistent with normal operating levels maintained by the Company and its Subsidiaries and Affiliated PCs in the ordinary course of business.  Section 3.23 of the Company Disclosure Letter identifies the material supplier of the Company and its Subsidiaries and Affiliated PCs, taken as a whole, as well as a list of all Contracts related to such material supplier, a true, complete and correct copy of each has been previously provided to the Buyer

Section 3.24 Absence of Certain Business Practices.

(a) Neither the Company nor its Subsidiaries or Affiliated PCs, nor, to the Knowledge of the Company, any officer, director, employee or agent of the Company or its Subsidiaries or Affiliated PCs, nor any other person or entity acting on behalf of the Company or its Subsidiaries or Affiliated PCs, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, employee or official of any Governmental Authority or other person or entity with whom the Company or such Subsidiary or Affiliated PC has done business, directly or indirectly, or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, employee or official of any Governmental Authority or other person or entity who is or may be in a position to help or hinder the Company or any Subsidiary or Affiliated PC (or assist the Company or any Subsidiary or Affiliated PC in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, would reasonably be expected to subject the Company or its Subsidiaries or Affiliated PC to any material damage or penalty in any civil, criminal, administrative or regulatory proceeding.  Neither the Company nor its Subsidiaries nor its Affiliated PCs, nor, to the Knowledge of the Company, any officer, director, employee or agent thereof has used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to officials or employees of a Governmental Authority from the entities’ funds or been reimbursed from the entities’ funds for any such payment, or is aware that any other person associated with or acting on behalf of the Company or any Subsidiary or any Affiliated PC has engaged in any such activities.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
THE BUYER AND THE ACQUISITION SUB

The Buyer and the Acquisition Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization.  Each of the Buyer and the Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the property owned, leased or operated or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Buyer Material Adverse Effect.  For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse effect on the ability of the Buyer or Acquisition Sub to consummate the transactions contemplated by this Agreement.

Section 4.2 Corporate Authority.

(a) Each of the Buyer and the Acquisition Sub has the corporate power and authority to execute and deliver this Agreement, to consummate the Offers and the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.  The execution, delivery and performance by the Buyer and the Acquisition Sub of this Agreement and the consummation by the Buyer and the Acquisition Sub of the Offers and the Merger and the other transactions contemplated hereby have been duly and validly authorized, including approval by the board of directors of the Acquisition Sub and by the Buyer as the sole stockholder of the Acquisition Sub, and no other corporate proceedings on the part of the Buyer or the Acquisition Sub is necessary to approve this Agreement or to consummate the Offers and the Merger or the other transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by each of the Buyer and the Acquisition Sub and, assuming the due and valid execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of each of the Buyer and the Acquisition Sub, enforceable against each of the Buyer and the Acquisition Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 4.3 Governmental Authorization.  The execution, delivery and performance by each of the Buyer and the Acquisition Sub of this Agreement and the consummation by each of the Buyer and the Acquisition Sub of the Offers and the Merger do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of the HSR Act; and (iii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.4 Non-Contravention.  The execution and delivery of this Agreement by each of the Buyer and the Acquisition Sub do not, and the consummation by each of the Buyer and the Acquisition Sub of the Offers and the Merger and the other transactions contemplated hereby shall not (i) contravene or conflict with, or result in any violation or breach of any provision of, the organizational or governing documents of the Buyer or the Acquisition Sub; (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Buyer or the Acquisition Sub or any of their respective properties or assets; or (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, or result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any right or obligation of the Buyer or the Acquisition Sub, or result in the creation of any Lien on any of the properties or assets of the Buyer or the Acquisition Sub under any Contract to which the Buyer or the Acquisition Sub is a party or by which the Buyer or the Acquisition Sub or its or any of their respective properties or assets are bound, except in the case of clauses (ii) and (iii) above, which would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.5 Schedule TO; Information Provided.  The Schedule TO to be filed by the Buyer and the Acquisition Sub in connection with the Offers and the other transactions contemplated by this Agreement and the other Offer Documents will comply in all material respects with the requirements of the Exchange Act.  The Schedule TO and the other Offer Documents, and the information supplied by or on behalf of the Buyer or the Acquisition Sub for inclusion in the Schedule 14D-9, on the respective dates that the Schedule TO and the other Offer Documents and the Schedule 14D-9 are filed with the SEC, and on the dates they are first published, sent or given to stockholders of the Company, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading.  If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

Section 4.6 Litigation.  As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which the Buyer or the Acquisition Sub has been notified or, to the Buyer’s knowledge, threatened against the Buyer or any of its Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.7 Operations of Acquisition Sub.  Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than incident to this Agreement and the transactions contemplated hereby.

Section 4.8 Available Funds.  At the expiration of the Offers and at the Effective Time, the Buyer and the Acquisition Sub will have available all the funds necessary to purchase all the Shares pursuant to the Offers and the Merger and to pay all fees and expenses payable by the Buyer or the Acquisition Sub related to the transactions contemplated by this Agreement.

Section 4.9 No Intermediary Transaction Tax Shelter.  Neither the Buyer nor Acquisition Sub shall take any action with respect to the Company subsequent  to the Closing that would cause the Offers and the Merger and the other transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the ”Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001-16, 2001-1 C.B. 730, and Internal Revenue Service Notice 2008-20 I.R.B. 2008-6 (January 17, 2008).

Section 4.10 Ownership of Company Common Stock.  Neither the Buyer nor any of the Buyer’s “Affiliates” or “associates” is, and at no time during the last three years has been, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL.

ARTICLE V

CONDUCT OF BUSINESS

Section 5.1 Covenants of the Company.  Except as expressly provided or permitted herein, set forth in Section 5.1 of the Company Disclosure Letter or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed, provided that the Buyer shall be given at least three (3) Business Days’ advance notice), during the period commencing on the date of this Agreement and ending at the Effective Time (the “Interim Period”), the Company shall, and shall cause each of its Subsidiaries to (i) operate only in the ordinary course of business and (ii) use commercially reasonable efforts to (A) maintain and preserve intact its business organization, (B) retain the services of its current officers and key employees, (C) use commercially reasonable efforts to cause the Affiliated PCs to retain the services of their key employees, (D) maintain in effect all insurance and Permits that are required for the Company and its Subsidiaries to carry on their respective businesses, (E) maintain the current relationships of the Company and its Subsidiaries with customers, providers, suppliers, licensors, licensees, contractors and other Persons with which the Company or a Subsidiary has significant business relationships, and (F) maintain its books of account and records in the usual, regular and ordinary manner.  Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Section 5.1 of the Company Disclosure

Letter, during the Interim Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent, in the case of clauses (e) through (p) only, shall not be unreasonably withheld, conditioned or delayed, provided that in all cases the Buyer shall be given at least three (3) Business Days’ advance notice):

(a) except as set forth in Section 5.1(a) of the Company Disclosure Letter, (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options;

(b) except as permitted by Section 5.1(h), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Company Common Stock (i) upon the exercise of Company Stock Options or Company Warrants outstanding on the date of this Agreement or (ii) upon the conversion of shares of Preferred Stock;

(c) except as set forth in Section 5.1(c) of the Company Disclosure Letter, purchase, sell, sublease, lease, license, transfer, mortgage, abandon or vacate, encumber or otherwise subject to a Lien or otherwise acquire or dispose of, in whole or in part, any (i) Company Leases, or (ii) properties, rights or assets (including any leases of real property with respect to which the Company or any Subsidiary has or may have or incur liabilities or obligations), other than purchases and sales of inventory in the ordinary course of business;

(d) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(e) (i) create, incur, or assume any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the ordinary course of business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the ordinary course of business and in accordance with applicable Law) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries;

(f) make any capital expenditures or other expenditures with respect to property, plant or equipment, in excess of $1,000,000 in the aggregate for the Company and its Subsidiaries, taken as a whole other than as set forth in the Company’s budget for capital expenditures previously made available to the Buyer;

(g) implement or adopt any material changes in financial accounting methods, principles or practices or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except insofar as may have been required by a change in GAAP;

(h) except as required to comply with applicable Law or agreements, plans or arrangements existing on the date hereof or as set forth in Section 5.1(h) of the Company Disclosure Letter, (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (except in the ordinary course of business and only if such arrangement is non-material), (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for annual increases of salaries in the ordinary course of business), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant any stock options, stock appreciation rights, stock based or stock related awards, performance units, restricted stock or other equity based compensation, or (v) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan or Employment Agreement; or

(i) except in the ordinary course of business, (i) enter into, renew, fail to renew, extend, materially amend, cancel or terminate any Company Lease, or any Company Material Contract or Contract which if entered into prior to the date hereof would be a Company Material Contract, or (ii) enter into, agree to enter into, or exercise any renewal or extension option or rights of first refusal or right to expand under, any new lease, sublease or license for the use or occupancy of real property having an annual rental and additional rental obligation in excess of $200,000 per annum or an initial term in excess of three (3) years;

(j) except as set forth in Section 5.1(j) of the Company Disclosure Letter (i) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), or consent to the same, or (ii) waive any claims or rights of substantial value;

(k) enter into any “non-compete” or similar agreement that would by its terms restrict the businesses of the Surviving Corporation or its Subsidiaries or Affiliates following the Effective Time;

(l) fail to maintain or enforce any Company Intellectual Property that is material to the Company or any of its Subsidiaries;

(m) except as set forth in Section 5.1(m) of the Company Disclosure Letter, enter into any new line of business outside of its existing business;

(n) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(o) implement any employee layoffs that could implicate the WARN Act;

(p) make, change or revoke any material Tax election, change any material method of Tax accounting, enter into any closing agreement, settle or compromise any material liability for Taxes, file any material amended Tax Return, surrender any claim for a material refund of Taxes, or execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes;

(q) take any material action with respect to an Affiliate of the Company (other than wholly owned Subsidiaries of the Company) that is outside of the ordinary course of business); or

(r) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Section 5.2 Confidentiality.  The parties acknowledge that the Buyer and the Company have previously executed a Confidentiality Agreement, dated as of July 26, 2007 and amended as of January 18, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement continues in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 No Solicitation.

(a) Prior to the Effective Time, neither the Company nor any of its Subsidiaries shall, nor shall the Company authorize or permit any of its or its Subsidiaries’ directors, officers, employees, affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing or disclosing nonpublic information or permitting access to personnel or facilities) any inquiries, proposals or offers with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise engage or participate in any discussions or negotiations with, or provide any information to, any Person (other than the Buyer) with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal, (iii) enter into any agreement providing for an

Acquisition Proposal, or (iv) approve, endorse, recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal.

(b) Notwithstanding Section 6.1(a), prior to the Acceptance Time, the Company or its Representatives may furnish information with respect to the Company, and negotiate or otherwise engage in discussions with, any Person that has made, after the date hereof, an unsolicited and bona fide written Acquisition Proposal, if and only to the extent that (i) such Acquisition Proposal did not result from or arise from the breach of Sections 6.1(a), (c), or (d), (ii) the Company Board determines in good faith, after consultation with outside counsel and the Company’s financial advisor, that (x) such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal and (y) the failure to do so would be inconsistent with its fiduciary duties under applicable Law, and (iii) prior to furnishing any nonpublic information to such Person, the Company shall enter into a confidentiality agreement with such Person that contains confidentiality and other provisions that are, including after taking into account any amendments or waivers with respect thereto, substantially similar to and no less favorable to the Company than the Confidentiality Agreement; provided, however, that the Company shall provide or make available to the Buyer any non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to the Buyer prior to or concurrently with providing such information to such other Person.

(c) The Company shall cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal and promptly, following the date hereof, request that all confidential information with respect thereto furnished on behalf of the Company be returned or destroyed.

(d) Neither the Company Board nor any committee thereof may take, or resolve, agree or publicly propose to take, any of the following actions:  (i) withhold, withdraw, qualify or modify in any manner adverse to the Buyer, the Recommendation, or fail to reaffirm the Recommendation within five (5) Business Days following a request by the Buyer (any of the foregoing, including if effected by amendment to the Schedule 14D-9, an “Adverse Recommendation Change”), (ii) recommend or approve an Acquisition Proposal, or (iii) authorize or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal (each, an “Alternative Acquisition Agreement”).

(e) Notwithstanding Section 6.1(d), if the Company Board determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company Board may, prior to the Acceptance Time, (i) make an Adverse Recommendation Change or (ii) accept a Superior Proposal, enter into an agreement for such Superior Proposal and terminate this Agreement immediately prior to, or immediately after, such acceptance of a Superior Proposal; provided, however, that (A) the Company shall take no action under this Section 6.1(e) until the date that is five (5) Business Days after delivery of written notice to the Buyer setting forth the Company’s intention to take such action (which notice shall specify the material terms of any applicable Acquisition Proposal, including the identity of the party making such Acquisition Proposal) (the “Notice Period”), (B) the Company shall not terminate this Agreement pursuant to the foregoing clause (ii), and any purported termination pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless, concurrently with such termination the Company pays the Termination Fee pursuant to Section 8.3, (C) the Company shall not have breached this Section 6.1, and (D) prior to effecting such Adverse Recommendation Change or terminating this Agreement pursuant to Section 8.1(d)(ii), the Company shall, and shall cause its Representatives to, negotiate in good faith with the Buyer, if the Buyer is still willing to do so, during the Notice Period (which Notice Period shall recommence in the event of any modification to a material term of a Superior Proposal) to make such adjustments in the terms and conditions of this Agreement so that (1) the Company Board reaffirms the Recommendation or (2) such Acquisition Proposal ceases to be a Superior Proposal, as applicable.  If, as of the date on which the written notice contemplated by clause (A) of the proviso to the immediately preceding sentence is given by the Company to Buyer, there are less than three (3) Business Days remaining prior to the initial Expiration Date, then (without limiting any of the extension rights or other rights that Buyer or Acquisition Sub may have pursuant to this Agreement), Buyer shall extend the Offer to a date no earlier than the date that is five (5) Business Days following the date of such notice.

(f) The Company shall notify the Buyer as promptly as practicable, and in any event within 24 hours, of its receipt, directly or indirectly, of (i) any inquiries, negotiations, proposals, requests for information, offers or expressions of interest with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal (including a copy of such Acquisition Proposal and a summary of the material terms and conditions thereof, including price, and the identity of the Person or Persons involved), and (ii) any amendment to a previously disclosed Acquisition Proposal (including the terms of such amendment).

(g) Nothing in this Section 6.1 shall prohibit the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal if, in the good faith judgment of the Company Board, after consultation with outside counsel, it is required to do so under applicable Law or the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that in no event shall this Section 6.1(g) affect the obligations of the Company specified in Sections 6.1(a), (c), (d) or (e); and provided, further, that any disclosure required to comply with Rule 14e-2 promulgated under the Exchange Act shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Recommendation, either in such communication or within two (2) Business Days after a request to do so from the Buyer.  The Company shall, at soon as practicable but in any event prior to any such disclosure pursuant to this Section 6.1(g), provide the Buyer with a copy of the text of any disclosure made or proposed to be made pursuant to this Section 6.1(g).

(h) For purposes of this Agreement, “Acquisition Proposal” means (i) any  proposal or offer from any Person or group of Persons other than the Buyer or one of its Subsidiaries for a merger, reorganization, share exchange, joint venture, consolidation, business combination, recapitalization, dissolution, liquidation, or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company the business of which constitutes twenty percent (20%) or more of the net revenues, net income or assets of the Company and its

Subsidiaries, taken as a whole), (ii) any proposal for the issuance by the Company of over twenty percent (20%) of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, beneficial ownership (as such term is defined pursuant to Section 13(d) of the Exchange Act) of equity securities representing twenty percent (20%) or more of the Company’s voting power or assets representing twenty percent (20%) or more of the consolidated total assets of the Company and its Subsidiaries, in each case other than the Offers or the Merger.

(i) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal that did not result from a breach of this Section 6.1 and (A) on terms that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable to the holders of Shares from a financial point of view than the Offers and the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by the Buyer in good faith to the Company in response to such proposal or otherwise) and (B) that the Company Board believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “twenty percent (20%)” in the definitions of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).”

Section 6.2 Access to Information.  During the Interim Period, the Company shall (and shall cause each of its Subsidiaries to) (i) provide to the Buyer, the Acquisition Sub and their respective Representatives full and complete access, at reasonable times upon prior notice, to the officers, employees, consultants, affiliates, customers, suppliers, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel, customers, suppliers and other aspects of the Company and its Subsidiaries as the Buyer, the Acquisition Sub or any of their respective Representatives may reasonably request.  Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would result in a loss or impairment of any attorney-client or attorney work product privilege or violate applicable Law or existing confidentiality obligations of the Company, in which case the parties hereto will use reasonable efforts to make appropriate substitute disclosure arrangements.  For avoidance of doubt, no investigation by the Buyer, the Acquisition Sub or any of their respective Representatives, whether prior to the execution of this Agreement or pursuant to this Section 6.2, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.  All information obtained by the Buyer and its representatives pursuant to this Section 6.2 shall be treated as “Disclosure Material” for purposes of the Confidentiality Agreement.

Section 6.3 Reasonable Best Efforts.

(a) Subject to Sections 6.3(b) and 6.3(c) hereof, each of the Company, the Buyer and the Acquisition Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, including (i) obtaining from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, clearances, or orders required to be obtained or made by the Company, the Buyer or any of their respective Subsidiaries (including the Acquisition Sub) in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (ii) making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder and (C) any other applicable Law; provided, however, that nothing in this Agreement shall require the Buyer and the Acquisition Sub to (and the Company shall not) become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Authority to sell, to divest, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change assets or businesses of the Company, the Buyer, or any of their subsidiaries.

(b) Until the Effective Time, each party shall promptly notify the other parties in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the Merger or any of the other transactions contemplated hereby or (ii) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated hereby or otherwise limit the right of the Surviving Corporation to own or operate any material portion of the businesses, assets or properties of the Company or any of its Subsidiaries.

(c) Each party shall consult and cooperate with each other in connection with their duties set forth in this Section 6.3.  The Company, the Buyer and the Acquisition Sub shall use their respective commercially reasonable efforts to furnish each other all information required for any application or other filing to be made pursuant to applicable Law in connection with the transactions contemplated by this Agreement.  In addition, the Company shall cooperate with Buyer in making any filings or submissions in connection with, or obtaining any clearance required pursuant to, the HSR Act in connection with the Additional Transaction.

(d) Each of the Company, the Buyer and the Acquisition Sub shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third-party consents.

Section 6.4 Public Disclosure.  The Company, the Buyer and the Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Offers, the Merger or any of the transactions contemplated herein.  Prior to the Closing, none of the Company, the Buyer or the Acquisition Sub shall issue any press release or otherwise make any public statement without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld), except as may be required by applicable Law or any listing agreement with any national securities exchange to which the Company, the Buyer or the Acquisition Sub is a party and, in such case, shall use reasonable efforts to consult with all the parties hereto prior to such release or statement being issued.  The parties shall agree on the text of a joint press release by which the Company, the Buyer and the Acquisition Sub will announce the execution of this Agreement.

Section 6.5 Indemnification and Insurance.

(a) The Buyer and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or an officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) to the fullest extent permitted by the DGCL from and against all liabilities, costs, expenses and claims (including without limitation reasonable legal fees and disbursements, which shall be paid, reimbursed or advanced by the Surviving Corporation in a manner consistent with applicable provisions of the Company’s certificate of incorporation as in effect on the date hereof) arising out of the actions taken in performance of their duties as directors or officers of the Company or any of its Subsidiaries whether asserted or claimed prior to, at or after the Effective Time; provided, however, the Buyer’s and Surviving Corporation’s obligations to the Indemnified Parties under this Section 6.5(a) shall not be effective until consummation of the Merger; provided, further, neither the Buyer nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party if the indemnification of such Indemnified Party in the manner contemplated hereby is determined pursuant to a final non-appealable judgment rendered by a court of competent jurisdiction to be prohibited by applicable Law.

(b) The Surviving Corporation shall either:  (i) maintain in effect, and the Buyer shall cause the Surviving Corporation to maintain, for six (6) years from and after the Effective Time, directors’ and officers’ liability insurance policies covering the persons who are currently covered in their capacities as such directors and officers by the Company’s current directors’ and officers’ policies and on terms not materially less favorable than the existing insurance coverage with respect to matters occurring prior to the Effective Time so long as the premium for such coverage does not exceed an amount equal to 300% of the last annual premium paid immediately prior to the date hereof by the Company for such coverage (the “Maximum Premium”) or (ii) purchase a six (6)-year extended reporting period endorsement with respect to the Company’s current directors’ and officers’ liability insurance policies (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term.  If the Company’s existing insurance expires, is terminated or cancelled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Buyer shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance.  Notwithstanding anything to the contrary in this Agreement, the Company may, with the Buyer’s prior written consent, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided that the Company does not pay more than six (6) times the Maximum Premium for such Reporting Tail Endorsement, in which case, the Surviving Corporation shall, and the Buyer shall cause the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for its full term, the Buyer shall be relieved from its obligations under the preceding two sentences of this Section 6.5(b) prior to the date hereof by the Company.

(c) Except as may be limited by applicable Laws:  (i) for six (6) years from and after the Effective Time, the indemnification obligations set forth in the Company’s certificate of incorporation and the Company’s By-Laws, in each case as of the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time were entitled to indemnification thereunder with respect to matters occurring prior to the Effective Time; and (ii) the indemnification obligations of the Company, as set forth in other indemnification agreements to which it is a party and as disclosed in Section 6.5 of the Company Disclosure Letter, shall not be amended, repealed or otherwise modified after the Effective Time except as permitted by the terms and provisions of those agreements.

(d) The Buyer shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.5 in connection with the enforcement of their rights provided in this Section 6.5.

(e) The provisions of this Section 6.5 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

Section 6.6 Notification of Certain Matters.  During the Interim Period, the Buyer and the Acquisition Sub shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer and the Acquisition Sub, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and Acquisition Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.  Notwithstanding the above, the delivery of any notice pursuant to this Section 6.6 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

Section 6.7 Employee Benefits.

(a) Following the Effective Time, and except for purposes of determining eligibility for retiree health and welfare benefits, the Buyer will give each employee of the Company or the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries to the extent such service would be recognized if it had been performed as an employee of Buyer for purposes of (i) eligibility and vesting under any Buyer Employee Plans (as defined below), and (ii) unless covered under another arrangement with or of the Buyer or the Surviving Corporation, determination of benefit levels under any Buyer Employee Plan or policy of general application relating to vacation or severance, in either case for which the Continuing Employees are otherwise prospectively eligible and in which the Continuing Employees are offered participation, but except where such credit would result in a duplication of benefits. For the avoidance of doubt, no Continuing Employee shall be retroactively eligible for any Buyer Employee Plan, including any such Buyer Employee Plan that was frozen prior to the Effective Time.  In addition, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable medical and dental plan of the Buyer.  For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other formal written plan or policy under which service with the Buyer is relevant to eligibility, vesting and/or level of benefits, for the benefit of, or relating to, the current employees of the Buyer or its Subsidiaries and with respect to which eligibility has not been frozen.

(b) The Buyer shall cause the Surviving Corporation to administer the I-trax, Inc. Transition Compensation Plan (the “Retention Plan”) in accordance with its terms and satisfy its obligations under any retention and bonus agreements entered into pursuant to the Retention Plan (“Bonus Agreements”), including, but not limited to, paying transaction bonuses and retention bonuses and accelerating certain severance obligations at the times provided for in such agreements, with the understanding that the aggregate amount of transaction bonuses and retention bonuses payable thereunder shall not exceed $1,480,000 and $810,000, respectively.  The Retention Plan shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights of individuals who entered into Bonus Agreements at any time prior to the Effective Time.

(c) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Buyer or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.  The provisions of this Section 6.7 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to Continuing Employees prior to or following the Effective Time or (ii) confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of the Company or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.7) under or by reason of any provision of this Agreement.

(d) Buyer will in good faith develop a severance program to provide reasonable severance benefits to any Continuing Employee who has not entered into an agreement with the Company providing for severance benefits and whose employment is terminated by the Buyer or any of its Subsidiaries or the Surviving Corporation or any of its Subsidiaries during the first twelve (12) months following the Effective Time.  Buyer will take into account length of service and any other factors deemed relevant in setting benefits payable under such severance program.  The eligibility requirements and benefits payable under such severance program will be no less favorable than those prescribed under the terms and conditions of Buyer’s Salary Continuation Plan.

Section 6.8 Takeover Statute.  If any Takeover Law shall become applicable to the Offers, the Merger or the other transactions contemplated hereby, each of the Company, the Buyer and the Acquisition Sub and their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Law.

Section 6.9 Stockholder Litigation.  The Company shall give the Buyer the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any stockholder litigation against the Company or its directors or officers relating to the Offer, the Merger or any other transactions contemplated hereby; provided, however, that no such settlement shall be agreed to without the Buyer’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.10 Additional Transaction.  The Buyer will not complete the proposed acquisition of Whole Health Management (the “Additional Transaction”) prior to the expiration or early termination of the waiting period or obtaining any clearance required under the HSR Act applicable to the purchase of Shares pursuant to the Offers.

ARTICLE VII

CONDITIONS TO MERGER

Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction (or, if permitted by applicable Law, written waiver by the party for whose benefit such condition exists) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval.  Unless the Merger is consummated pursuant to Section 253 of the DGCL, the Company Voting Proposal shall have been adopted at the Stockholders’ Meeting by the Required Company Stockholder Vote.

(b) No Injunction or Restraints; Illegality.  No order, injunction, ruling or decree issued by any court or agency of competent jurisdiction or any Governmental Authority or other legal restraint or prohibition (collectively, “Restraints”) preventing the consummation of the Merger shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, deemed applicable to the Merger or enforced by any Governmental Authority that prohibits, or makes illegal, the consummation of the Merger.

(c) Completion of the Offer.  The Acquisition Sub shall have accepted for payment and paid for the Shares tendered pursuant to the Offer in accordance with the terms hereof and thereof.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Offers or the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

(a) by mutual written consent of the Buyer and the Company;

(b) by either the Buyer or the Company, if:

(i) the Offers (A) shall have terminated, expired or been withdrawn pursuant to its terms and the terms of this Agreement without any shares of Company Capital Stock being purchased thereunder or (B) shall not have been consummated on or before September 30, 2008 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any covenant, agreement or obligation under this Agreement has been the cause of or resulted in the failure of the Offer to have been consummated on or before such date;

(ii) prior to the Acceptance Time, any Governmental Authority shall have issued a final and non-appealable order, decree or ruling or taken any other non-appealable final action (provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used such efforts as may be required by Section 6.3 to prevent, oppose or remove such injunction), in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger;

(iii) the Buyer or the Acquisition Sub shall not have commenced the Offer on or prior to ten (10) Business Days following the date of the initial public announcement of the Offer due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto; provided that the Buyer may not terminate this Agreement pursuant to this Section 8.1(b)(iii) if the Buyer or the Acquisition Sub is in material breach of this Agreement; or

(iv) the Stockholders’ Meeting shall have been held and the holders of Company Common Stock shall have failed to approve the Merger and adopt this Agreement at such meeting (including any adjournment or postponement thereof); provided, however, subject to Section 6.6 hereof, the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to the Company if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the holders of Company Common Stock to approve the Merger or adopt this Agreement.

(c) by the Buyer, if:

(i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in Annex A hereto (it being understood that the Buyer may not terminate this Agreement pursuant to this Section 8.1(c)(i) if (A) such occurrence or circumstance is curable by the Company through the exercise of its commercially reasonable efforts on or prior to the Outside Date and (B) the Company within ten (10) days of receiving notice of such failure shall have initiated, and shall continue to use, commercially reasonable efforts to cure such failure);

(ii) the Company shall have delivered a notice to the Buyer and the Acquisition Sub pursuant to Section 6.1(e) hereof, or shall have otherwise (A) effected an Adverse Recommendation Change, (B) recommended or approved an Acquisition Proposal or (C) entered into an Alternative Acquisition Agreement, or the Company Board shall have resolved to do any of the foregoing;

(iii) in the case of an Acquisition Proposal made by means of a tender offer or exchange offer for outstanding shares of Company Common Stock, the tender offer or exchange offer constituting the Acquisition Proposal shall have been commenced and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer; or

(iv) prior to the purchase of Shares pursuant to the Offers, (A) the Company breaches any covenant or other agreement contained herein or (B) any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate as of any scheduled expiration date of the Offer (as if made on such scheduled expiration date), but in either case only to the extent that such breach or inaccuracy would reasonably be expected to result in any of the conditions set forth in Sections 3, 4, or 9 of Annex A not being satisfied as of any scheduled expiration date of the Offer; provided, however, that notwithstanding the foregoing, in the event that such breach of covenant by the Company is, or such inaccuracies in the representations and warranties of the Company are, curable by the Company through the exercise of commercially reasonable efforts, then Buyer shall not be permitted to terminate this Agreement pursuant to this Section 8.3(c)(iv) until thirty (30) days after delivery of written notice from Buyer to the Company of such breach or inaccuracy, as applicable; provided that such cure period shall not extend beyond the Outside Date.

(d) by the Company, if:

(i) prior to the purchase of Shares pursuant to the Offers, (A) the Buyer or the Acquisition Sub breaches any covenant or other agreement contained herein in any material respect, (B) any of the representations or warranties of the Buyer or the Acquisition Sub set forth in Section 4.1, Section 4.2 and Section 4.4 shall have been inaccurate when made or shall have become inaccurate as of any scheduled expiration date of the Offer (as if made on such scheduled expiration date) or (C) any other representation or warranty of the Buyer or the Acquisition Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate as of any scheduled expiration date of the Offer (as if made on such scheduled expiration date), but in the case of (C) only to the extent that such breach or inaccuracy would reasonably be expected to result in a Buyer Material Adverse Effect; provided, however, that notwithstanding the foregoing, in the event that such breach of covenant by Buyer or Acquisition Sub is, or such inaccuracies in the representations and warranties of Buyer and/or Acquisition Sub are, curable by Buyer and/or Acquisition Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.3(d)(i) until thirty (30) days after delivery of written notice from the Company to Buyer of such breach or inaccuracy, as applicable, provided that such cure period shall not extend beyond the Outside Date; or

(ii) prior to the Acceptance Time, the Company shall have accepted, and entered into a binding agreement with respect to, a Superior Proposal; provided, however, that any purported termination pursuant to this Section 8.1(d)(ii) shall be void and of no force or effect, unless the Company pays the Termination Fee pursuant to Section 8.3.

Section 8.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company, the Buyer, the Acquisition Sub or their respective officers, directors, stockholders or Affiliates; provided, that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement or any fraud and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

Section 8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) In the event that (i) this Agreement is terminated pursuant to Section 8.1(c)(ii), Section 8.1(c)(iii) or Section 8.1(d)(ii) or (ii) (A) this Agreement is terminated pursuant to Section 8.1(b)(iii), Section 8.1(c)(i) or Section 8.1(c)(iv) (in the case of a termination pursuant to Section 8.1(b)(iii) or Section 8.1(c)(i), only if such termination was due to a failure to satisfy any of the conditions set forth in Sections 3, 4 or 9 of Annex A), (B) before the date of such termination, an Acquisition Proposal shall have been made known to the public or to the Company Board or shall have been made directly to the stockholders of the Company or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make an Acquisition Proposal, and (C) within twelve (12) months following such termination, the Company enters into an Alternative Acquisition Agreement (any such event, a “Trigger Event”), then the Company shall pay the Buyer a termination fee of $8.2 million (the “Termination Fee”).  If required under this Section 8.3(b), the Termination Fee shall be paid by the Company in immediately available funds within two (2) Business Days after the date of the Trigger Event, unless the Termination Fee is payable as a result of a termination pursuant to Section 8.1(d)(ii), in which case payment of the Termination Fee shall be made prior to, and as a condition of, such termination.

(c) The Buyer shall pay the Company a termination fee of $10.0 million (the “Reverse Termination Fee”) if (i) this Agreement is terminated (A) pursuant to Section 8.1(b)(i)(B), (B) by the Buyer pursuant to Section 8.1(b)(ii), provided that such termination was due to a non-appealable final action attributable to the HSR Act, (C) pursuant to Section 8.1(c)(i), provided that such termination was attributable to a failure of the condition set forth in Section 1 of Annex A, or (D) by the Buyer pursuant to Section 8.1(b)(i)(A) (provided that, in the case of this clause (i)(D) only, (1) in the case of a termination attributable to the expiration of the Offers, the Minimum Condition is satisfied as of such termination or (2) the Buyer or the Acquisition Sub shall have breached its obligations pursuant to Section 6.10 hereof), (ii) at the time of such termination, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offers shall not have expired or otherwise been terminated, and (iii) the Buyer completes the Additional Transaction at any time prior to the one-year anniversary of such termination.  If required under this Section 8.3(c), the Reverse Termination Fee shall be paid by the Buyer in immediately available funds within two (2) days after the event triggering such obligation.

(d) In the event that this Agreement is terminated pursuant to Section 8.1(c)(iv), Section 8.1(b)(iii) or Section 8.1(c)(i) (in the case of a termination pursuant to Section 8.1(b)(iii) or Section 8.1(c)(i), only if such termination was due to a failure to satisfy any of the conditions set forth in Sections 3, 4 or 9 of Annex A), the Company shall reimburse the Buyer and the Acquisition Sub for all out-of-pocket fees and expenses (including reasonable fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of the Buyer and its Affiliates) incurred by or on behalf of the Buyer or the Acquisition Sub in connection with this Agreement and all other matters related to the Offers and the Merger (together, the “Buyer Expenses”); provided, however, that (i) such reimbursable fees and expenses shall not exceed $2,000,000 in the aggregate and (ii) any amounts paid pursuant to this Section 8.3(d) shall be offset against any Termination Fee required to be paid pursuant to Section 8.3(b).

(e) In the event that this Agreement is terminated pursuant to Section 8.1(d)(i), the Buyer shall reimburse the Company for all out-of-pocket fees and expenses (including reasonable fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of the Company and its Affiliates) incurred by or on behalf of the Company in connection with this Agreement and all other matters related to the Offers and the Merger (together, the “Company Expenses”); provided, however, that (i) such reimbursable fees and expenses shall not exceed $2,000,000 in the aggregate and (ii) any amounts paid pursuant to this Section 8.3(e) shall be offset against any Reverse Termination Fee required to be paid pursuant to Section 8.3(c).

(f) In the event that the Company or the Buyer shall fail to pay the Termination Fee, Reverse Termination Fee, Buyer Expenses and/or Company Expenses when due, such Termination Fee, Reverse Termination Fee, Buyer Expenses and/or Company Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate.  In addition, if the Company shall fail to pay the Termination Fee and/or Buyer Expenses or the Buyer shall fail to pay the Reverse Termination Fee or Company Expenses, as the case may be, when due, the Company or the Buyer, as applicable, shall also pay to the Buyer or the Company, as applicable, all of the Buyer’s or the Company’s, as applicable, costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such Termination Fee, Reverse

Termination Fee, Buyer Expenses and/or Company Expenses, as the case may be.  The parties acknowledge that the agreements contained in this Section 8.3 and Section 9.11 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement and that neither the Termination Fee nor the Reverse Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Buyer and the Company, as applicable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Nonsurvival of Representations, Warranties.  None of the representations and warranties of the Company contained in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Acceptance Time.  This Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

Section 9.2 Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, at any time prior to the Effective Time; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall be made which by law requires further approval by the stockholders of the Company without obtaining such approval.

Section 9.3 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Buyer or Acquisition Sub, to:

Walgreen Co.
1411 Wilmot Road
Deerfield, IL  60015
Attn.: Mark Vainisi
Telecopy:  (847) 405-9552

and

Walgreen Co. – Law Department
104 Wilmot Road, MS 1425
Deerfield, IL  60015
Attn.: Oren Azar
Telecopy:  (847) 964-8939

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Street
Chicago, Illinois  60601
Attn:  Keith S. Crow, P.C.
Telecopy:  (312) 861-2200

(b)   if to the Company, to:

I-trax, Inc.
4 Hillman Drive, Suite 130
Chadds Ford, PA  19317
Attn.:  Frank A. Martin
Telecopy:  (610) 459-4705

and

I-trax, Inc.
4 Hillman Drive, Suite 130
Chadds Ford, PA  19317
Attn.:  Yuri Rozenfeld, Esq.
Telecopy:  (610) 459-4705

with copies to:

Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103
Attn.:  Justin P. Klein, Esq.
Telecopy:  (215) 864-9166

and

Fox Rothschild LLP
2000 Market St., 10th Floor
Philadelphia, PA 19103
Attn:  Stephen M. Cohen, Esq.
Telecopy:  (215) 299-2150

Section 9.4 Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement:  (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.5 hereof, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 9.5 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Notwithstanding the foregoing, the Buyer may designate, by written notice to the Company, another Subsidiary of the Buyer to be a constituent corporation in lieu of Acquisition Sub, whereupon all references to Acquisition Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Acquisition Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

Section 9.6 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.7 Counterparts and Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile transmission.

Section 9.8 Interpretation.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

Section 9.9 Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

Section 9.10 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 9.11 Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.13 Company’s Knowledge.  For purposes of this Agreement, the term “Knowledge” and similar terms when used with respect to the Company mean the actual knowledge after reasonable inquiry as of the date hereof of the executive officers of the Company and the individuals identified in Section 9.13 of the Company Disclosure Letter.

 [Remainder of Page Intentionally Left Blank.]

The Buyer, the Acquisition Sub and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

WALGREEN CO.

By: /s/ Jeffrey A. Rein
Name: Jeffrey A. Rein
Title:   Chairman and Chief Executive Officer

PUTTER ACQUISITION SUB, INC.

By: /s/ Jeffrey A. Rein
Name: Jeffrey A. Rein
Title:   Chairman and Chief Executive Officer

I-TRAX, INC.

By: /s/ Frank A. Martin
Name: Frank A. Martin
Title:   Chairman

ANNEX A

CONDITIONS OF THE OFFERS

Notwithstanding any other provision of the Offers, the Acquisition Sub shall not be obligated to, and the Buyer shall not be obligated to cause the Acquisition Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, pay for, and (subject to any such rules or regulations) may, to the extent expressly permitted by this Agreement, delay the acceptance for payment of, any tendered Shares if (i) there shall not have been validly tendered and not withdrawn prior to the Expiration Date a number of Shares that  represents more than 50% of the number of shares of Company Common Stock outstanding on a fully diluted basis (which shall mean, for purposes of this Agreement, as of any time, the number of shares of Company Common Stock then outstanding, together with all Shares then issuable pursuant to outstanding Company Stock Options or Company Warrants and issuable upon conversion of shares of Preferred Stock (the “Minimum Condition”) or (ii) at any time after the date of this Agreement and before the Acceptance Time, any of the following events shall occur and be continuing:

(1) the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offers, or any other waiting period applicable to the Offer or the Merger, shall not have expired or otherwise been terminated prior to the Expiration Date;

(2) any approval or clearance required to be obtained by the Buyer, the Acquisition Sub or the Company from any Governmental Authority in order to permit the acceptance for payment of Shares tendered pursuant to the Offers or the ownership and operation of the Company by the Buyer shall not have been obtained as of the Expiration Date;

(3) (i) any of the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.3 and Section 3.5 shall not be true and correct in all respects (except, with respect to the representations and warranties of the Company set forth in Section 3.2, for failures to be true and correct that are de minimis in severity, both individually and in the aggregate), in each case at and as of the date of this Agreement and at and as of immediately prior to the Acceptance Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); or (ii) any of the other representations and warranties of the Company set forth herein (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) shall not be true and correct in each case at and as of the date of this Agreement and at and as of immediately prior to the Acceptance Time as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(4) the Company shall not have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with prior to the Acceptance Time, and such failure to perform shall not have been cured as of immediately prior to such time;

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(5) a Governmental Authority of competent jurisdiction shall have enacted issued or entered any restraining order, preliminary or permanent injunction or similar order or legal restraint or prohibition which remains in effect that enjoins or otherwise prohibits consummation of the Offer or the Merger;

(6) there shall have been enacted since the date of the Agreement, and there shall remain in effect, any Law that prohibits the acceptance for payment of Shares tendered pursuant to the Offers or that prohibits the consummation of the Merger;

(7) there shall be pending before any court of competent jurisdiction any action or proceeding commenced by a Governmental Authority against the Company or the Buyer or the Acquisition Sub that seeks to prohibit the acceptance for payment of Shares tendered pursuant to the Offers or to prohibit the consummation of the Merger;

(8) the Agreement shall have been validly terminated in accordance with Article VIII of the Agreement; or

(9) the Buyer and the Acquisition Sub shall not have received a certificate signed by a senior officer of the Company certifying as of the Acceptance Time as to the matters set forth in clauses (3) and (4) of this Annex A.

The foregoing conditions are for the sole benefit of the Buyer and the Acquisition Sub and, subject to the terms and conditions of this Agreement, may (other than in the case of the Minimum Condition) be waived by the Buyer and the Acquisition Sub, in whole or in part, at any time and from time to time, at the sole discretion of the Buyer and Acquisition Sub.

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EXHIBIT A

Form of Certificate of Incorporation of the Surviving Corporation

ARTICLE I

The name of the corporation (which is hereinafter referred to as the "Corporation”) is:

Putter

ARTICLE II

The address of the Corporation's registered office in the State of Delaware is c/o The National Registered Agents, Inc., 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, State of Delaware 19904. The name of the Corporation's registered agent at such address is The National Registered Agents, Inc.

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE III

Section 1.                      The Corporation shall be authorized to issue 100 shares of capital stock, of which 100 shares shall be shares of common stock, $0.01 par value (“Common Stock”).

Section 2.                      Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE IV

Unless and except to the extent that the By Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE V

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the By Laws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By Laws made by the Board.

ARTICLE VI

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VII

Section 1.                      A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which such director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Section 1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Section 2.

(a)
The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to my threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he ox she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b)
The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

(c)
To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b) of this Section 2, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

(d)
Any indemnification under paragraphs (a) and (b) of this Section 2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director,  officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in paragraphs (a) and (b) of this Section 2. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (iii) by the stockholders.

(e)
Expenses (including attorneys' fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of any undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation pursuant to this Section 2. Such expense (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(f)
The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 2 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(g)
For purposes of this Section 2, any reference to the "Corporation" shall include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 2 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(h)
For purposes of this Section 2, any reference to "other enterprise" shall include employee benefit plans; any reference to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and any reference to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Section 2.

(i)
The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 2 shall continue as to a person who ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 3.                      The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the General Corporation Law of the State of Delaware.